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                                                                    Exhibit 10.9


                    AMENDED AND RESTATED FINANCING AGREEMENT

                  Amended and Restated Financing Agreement, dated as of June 19, 2001, by and among High Voltage Engineering Corporation, a Massachusetts corporation (the "PARENT"), Maxima Technologies, Inc., a Pennsylvania corporation ("MAXIMA"), Stewart Warner Instrument Corporation, an Illinois corporation ("STEWART WARNER"), Robicon Corporation, a Pennsylvania corporation ("ROBICON"), Vivirad - High Voltage Corporation, a Massachusetts corporation ("VIVIRAD - HVC"), Physical Electronics, Inc., a Delaware corporation ("PHYSICAL ELECTRONICS"), and Charles Evans & Associates, a California corporation ("CHARLES EVANS" and together with the Parent, Maxima, Stewart Warner, Robicon, Vivirad - HVC and Physical Electronics, each a "BORROWER" and collectively, the "BORROWERS"), the direct and indirect subsidiaries of the Borrowers named on the signature pages hereto as "Guarantors" (each a "GUARANTOR" and collectively, the "GUARANTORS"), the financial institutions from time to time party hereto (individually a "LENDER" and collectively, the "LENDERS"), Ableco Finance LLC, a Delaware limited liability company ("ABLECO"), as collateral agent for the Lenders (in such capacity, the "COLLATERAL Agent"), and Ableco, as administrative agent for the Lenders (in such capacity, together with any successor in such capacity, the "ADMINISTRATIVE AGENT" and together with the Collateral Agent, each an "AGENT" and collectively the "AGENTS").

                                    RECITALS

                  The Borrowers, the Guarantors, the Lenders and the Collateral Agent are parties to the Financing Agreement dated as of November 30, 2000 (as amended prior to the date hereof, the "ORIGINAL FINANCING AGREEMENT"), among such parties and Foothill Capital Corporation, a California Corporation ("FOOTHILL"). On the date hereof, Foothill has (i) assigned all of its rights and obligations as a lender under the Original Financing Agreement to Ableco, and Ableco has assumed all of such rights and obligations, and (ii) Foothill has resigned in its capacity as Administrative Agent under the Original Financing Agreement and Ableco has been appointed the new administrative agent. In connection therewith, the Borrowers and the Guarantors have asked the Lenders to amend and restate the Original Financing Agreement to provide, among other things, for a revolving credit facility in an aggregate principal amount not to exceed $25,000,000 at any time outstanding, $5,000,000 of which may be used for the issuance of letters of credit. The proceeds of the loans made under the revolving credit facility shall be used to refinance the existing revolving credit loans under the Original Financing Agreement, for general working capital purposes of the Borrowers and the Guarantors and to pay the fees and expenses related to this Agreement. The letters of credit will be used for general corporate and working capital purposes, and will include the letters of credit issued under the Original Financing Agreement. The Lenders are severally, and not jointly, willing to amend and restate the Original Financing Agreement and to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

                  In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree that the Original Financing Agreement shall be amended and restated as follows:

                                   ARTICLE I

                           DEFINITIONS; CERTAIN TERMS

     SECTION 1.01 DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

     "ABLECO" has the meaning specified therefor in the preamble hereto.

     "ACCOUNT DEBTOR" means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

     "ACCOUNT RECEIVABLE" means any and all rights of any Loan Party to payment for goods sold and services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future and any proceeds arising therefrom or relating thereto.

     "ACTION" has the meaning specified therefor in Section 12.12.

     "ADMINISTRATIVE AGENT" has the meaning specified therefor in the preamble hereto.

     "ADMINISTRATIVE AGENT'S ACCOUNT" means an account at a bank designated by the Administrative Agent from time to time as the account into which the Borrowers shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

     "AFFILIATE" means, as to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an "Affiliate" of any Loan Party.

     "AGENTS" has the meaning specified therefor in the preamble hereto.

     "AGREEMENT" means this Amended and Restated Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

     "AMENDATORY AGREEMENT" means the Amendatory Agreement dated as of the Effective Date and substantially in the form of Exhibit C hereto, by and between the Loan Parties and the Collateral Agent, as the same may be amended or otherwise modified from time to time.

     "ANNIVERSARY FEE" has the meaning specified therefor in Section 2.06(b).

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     "APPLICABLE LAW" means all applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.

     "APPLICABLE MARGIN" means 2.5%.

     "ASI PERFORMANCE SECURITY DEPOSIT" means the performance security deposit in the amount of approximately 5 billion Italian Lire which, upon release, is payable to one or more Loan Parties.

     "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit H hereto, or in such other form as is reasonably acceptable to the Collateral Agent.

     "AUTHORIZED OFFICER" means any officer or employee of the Parent.

     "AVAILABILITY" means, at any time, the difference between (i) the lesser of
(A) the Borrowing Base and (B) the Total Revolving Credit Commitment and (ii) the sum of (A) the aggregate outstanding principal amount of all Revolving Loans and (B) all Letter of Credit Obligations.

     "AVAILABILITY BLOCK" means $7,500,000.

     "AVAILABLE COMMITMENT" means the difference between (i) the Total Revolving Credit Commitment and (ii) the Availability Block.

     "BOARD" means the Board of Governors of the Federal Reserve System of the United States.

     "BOOK VALUE" means, as to any Inventory, the lower of (i) cost (as reflected in the general ledger of the Borrowers before customary (but not extraordinary) reserves established by the Borrowers in good faith and in accordance with GAAP) and (ii) market value, in each case determined in accordance with GAAP calculated on a first in first out basis).

     "BORROWERS" has the meaning specified therefor in the preamble hereto.

     "BORROWING BASE" means, at any time, the difference between (a) the sum of
(i) 85% of Eligible Receivables at such time, (ii) 50% of Eligible Joint Venture Receivables at such time, and (iii) the lesser of (A) (x) 60% of the Book Value of the Borrowers' Eligible Inventory at such time, less (y) $1,128,186.78, which amount shall be reduced by the Administrative Agent, on each occasion that the Collateral Agent receives a landlord waiver, mortgagee waiver or collateral access agreement in accordance with Section 7.01(m) for each location set forth in Schedule 7.01(m), in the release amount set forth in Schedule 7.01(m) corresponding to such location, (B) 125% of the appraised orderly liquidation value of the Borrowers' Eligible Inventory at such time as determined by an independent third party appraiser acceptable to the Agents and (C)

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$5,000,000, and (b) such reserves as the Administrative Agent may deem appropriate in its Permitted Discretion.

     "BORROWING BASE CERTIFICATE" means a certificate signed by the chief financial officer of the Parent and setting forth the calculation of the Borrowing Base in compliance with Section 7.01(a)(vi), substantially in the form of Exhibit E.

     "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

     "CAPITAL EXPENDITURES" means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in "property, plant and equipment" or similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person.

     "CAPITAL GUIDELINE" means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank's capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by the Lenders, any Person controlling any Lender, or the L/C Issuer or the manner in which the Lenders, any Person controlling any Lender or the L/C Issuer allocate capital to any of their contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

     "CAPITALIZED LEASE" means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.

     "CAPITALIZED LEASE OBLIGATIONS" means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

     "CAPITAL STOCK" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock (including preferred stock), and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

     "CASH AND CASH EQUIVALENTS" means all cash and any presently existing or hereafter arising deposit account balances, certificates of deposit or other financial instruments properly classified as cash equivalents under GAAP.

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     "CASH COLLATERAL ACCOUNT" means an interest bearing account maintained by one or more Borrowers with the Cash Collateral Bank pursuant to the terms of the Cash Collateral Agreement.

     "CASH COLLATERAL AGREEMENT" means the Account Control Agreement dated December 12, 2000, among the Parent, the Collateral Agent and the Cash Collateral Bank, as the same may be amended or otherwise modified from time to time.

     "CASH COLLATERAL BANK" means Fleet or such other financial institution as may be appointed by the Collateral Agent from time to time to serve as the Cash Collateral Bank.

     "CASH SWEEP EVENT" has the meaning specified therefor in Section 8.01(a).

     "CHANGE OF CONTROL" means each occurrence of any of the following:

     (a) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Permitted Holders, of beneficial ownership of more than 25% of the aggregate outstanding Voting Stock of the Parent;

     (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent was approved by a vote of at least a majority the directors of the Parent then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Parent;

     (c) the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate Voting Stock of the other Loan Parties, free and clear of all Liens (other than in favor of the Collateral Agent), PROVIDED that it shall not constitute a Change of Control if the Parent shall cease to have beneficial ownership of 100% of the aggregate Voting Stock of any such other Loan Party as result of a disposition, merger or consolidation permitted by Section 7.02(c);

     (d) (i) any Borrower consolidates with or merges into another entity (other than with or into another Borrower) or conveys, transfers or leases all or substantially all of its property and assets to another Person (other than to another Borrower), (ii) any Guarantor consolidates with or merges into another Person (other than with or into another Loan Party) or conveys, transfers or leases all or substantially all of its property and assets to any Person (other than to another Loan Party), or (iii) any entity consolidates with or merges into any Loan Party in a transaction pursuant to which the outstanding Voting Stock of such Loan Party is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (iii) in which either (A) in the case of any such transaction involving the Parent, no person or group (within the meaning of Section 13(d)(3) of the Exchange Act) (other than the Permitted Holders) has, directly or indirectly, acquired beneficial ownership of more than 25% of the aggregate outstanding Voting Stock of the Parent or (B) in the case of any such transaction involving a Loan Party other than the Parent, the Parent has beneficial ownership of 100% of the aggregate Voting Stock of the resulting, surviving or transferee entity, free and clear of all Liens (other than in favor of the Collateral Agent) ; or

     (e) Russell L. Shade, Jr. shall cease to be involved in the day to day operations and management of the business of the Borrowers and a successor, reasonably acceptable to the Agents, is not appointed within 180 days of the cessation of such involvement.

     "CHARLES EVANS" has the meaning specified therefor in the preamble hereto.

     "CLOSING FEE" has the meaning specified therefor in Section 2.06(a).

     "COLLATERAL" means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

     "COLLATERAL AGENT" has the meaning specified therefor in the preamble hereto.

     "COLLATERAL AGENT ADVANCES" has the meaning specified therefor in Section 10.08(a).

     "COMMITMENTS" means the Revolving Credit Commitments.

     "COLLECTION ACCOUNTS" has the meaning specified therefor in Article VIII hereof.

     "CONSOLIDATED EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, PLUS (i) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period: (A) Consolidated Net Interest Expense, (B) income tax expense, (C) depreciation expense, (D) amortization expense, (E) extraordinary or non recurring losses, (F) losses described in Schedule 1.01(B), (G) restructuring charges and (H) losses from discontinued operations, so long as each of the foregoing items (E), (F), (G), and (H) remain reasonably acceptable to the Agents, LESS (ii) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent added in determining Consolidated Net Income of such Person for such period: (A) extraordinary or non recurring gains, (B) gains described in Schedule 1.01(B), (C) gains from discontinued operations and (D) interest income (to the extent not deducted from Consolidated Net Interest Expense), so long as each of the foregoing items remain reasonably acceptable to the Agents.

     "CONSOLIDATED FUNDED INDEBTEDNESS" means, with respect to any Person at any date, all Indebtedness of such Person, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of such Person to a date more than one year from such date including, in any event, with respect to the Parent and its Subsidiaries, the Revolving Loans, but excluding (i) any Indebtedness arising under the Receivable Purchase Documents and (ii) Contingent Obligations.

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     "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP.

     "CONSOLIDATED NET INTEREST EXPENSE" means, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined in conformity with GAAP (including, without limitation, interest expense paid to Affiliates of such Person, including the discount under the Receivable Purchase Facility), LESS (i) the sum of (A) interest income for such period and (B) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of such gross interest expense), PLUS (ii) the sum of (A) losses for such period on Hedging Agreements (to the extent not included in such gross interest expense), and (B) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), each determined on a consolidated basis and in accordance with GAAP for such Person and its Subsidiaries.

     "CONSOLIDATED TANGIBLE NET WORTH" means, with respect to any Person at any time, (i) the sum of the following accounts (or their equivalents) set forth on a consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with GAAP: the par or stated value of all outstanding Capital Stock, capital surplus and retained earnings (or less accumulated deficits), LESS (ii) all intangibles included on the asset side of such balance sheet, including, without limitation, goodwill (including any amounts, however designated on such balance sheet, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of such Person and its Subsidiaries), patents, trademarks, trade names, copyrights and similar intangibles.

     "CONTINGENT OBLIGATION" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term "Contingent Obligation" shall not include any products warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

     "CONTRIBUTION AGREEMENT" means the Contribution Agreement dated the Original Effective Date, as amended as of the date hereof by Amendment No. 1 thereto and substantially in the form of Exhibit I, among the Borrowers, as such agreement may be further amended or otherwise modified from time to time.

     "DEFAULT" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

     "DISPOSITION" means any transaction, or series of related transactions, pursuant to which any Loan Party or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, EXCLUDING (i) any sales of Inventory in the ordinary course of business on ordinary business terms, and (ii) sales or other dispositions of Permitted Investments.

     "DOLLAR," "DOLLARS" and the symbol "$" each means lawful money of the United States of America.

     "DOMESTIC ACCOUNT DEBTOR" means any Account Debtor that is not a Foreign Account Debtor.

     "EFFECTIVE DATE" means the date, on which all of the conditions precedent set forth in Section 5.01 are satisfied or waived and the initial Loan is made, which date shall be no later than June , 2001.

     "ELIGIBLE INVENTORY" means all finished goods and raw materials Inventory that meets all of the following specifications: (i) such Inventory is lawfully owned by a Borrower free and clear of any existing Lien, other than that of the Collateral Agent for the benefit of the Lenders under the Loan Documents; (ii) such Inventory is not held on consignment and may be lawfully sold and it continues to be in full conformity with all representations and warranties made by such Borrower with respect thereto in the Loan Documents; (iii) such Borrower has the right to grant Liens on such Inventory; (iv) such Inventory arose or was acquired in the ordinary course of the business of such Borrower and does not represent damaged, obsolete or unsalable goods; (v) no Account Receivable or document of title has been created or issued with respect to such Inventory;
(vi) such Inventory is located in one of the locations in one of the continental United States listed on Schedule 6.01(ee) or such other locations in the continental United States as the Collateral Agent may approve in writing from time to time; (vii) if such Inventory consists of finished goods Inventory sold under a licensed trademark (A) the Collateral Agent shall have entered into a waiver letter, in form and substance satisfactory to the Collateral Agent, with the licensor with respect to the rights of the Collateral Agent to use the licensed trademark to sell or otherwise dispose of such Inventory or (B) the Collateral Agent shall otherwise be satisfied, in its sole discretion, that the Collateral Agent has rights to sell or dispose of such Inventory; (viii) the


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


Inventory is not work-in-process, supplies or packaging; and (ix) such Inventory is and at all times shall continue to be acceptable to the Administrative Agent.

     "ELIGIBLE JOINT VENTURE RECEIVABLES" means the distributions and/or management fees which have become due or payable to a Borrower under the terms of the Specified Joint Venture Agreement, PROVIDED that (i) the obligation to make such distribution or pay such fees (A) is not past due by more than 90 days and (B) would not be deemed ineligible pursuant to clauses (e), (h), (i), (j),
(l), (m) or (j) of the definition of "Eligible Receivables" set forth in this
Section 1.01 (assuming for this purpose that such obligation constitutes an Account Receivable and the Specified Joint Venture constitutes an Account Debtor) and (ii) the Parent retains direct or indirect beneficial ownership of not less than 50% of the outstanding Capital Stock of the Specified Joint Venture.

     "ELIGIBLE RECEIVABLES" means those Accounts Receivable: (i) created by a Borrower in the ordinary course of its business; (ii) that arise out of such Borrower's sale of goods or rendition of services; (iii) that comply with each of the representations and warranties respecting Accounts Receivable made by the Borrowers in Article VIII hereof; and (iv) that are not excluded as ineligible by virtue of one or more of the criteria set forth below; PROVIDED, HOWEVER, that such criteria may be fixed and revised from time to time by the Administrative Agent in the Administrative Agent's Permitted Discretion to address the results of any audit performed by any Agent from time to time after the Effective Date. In determining the amount to be included, Eligible Receivables shall be calculated net of customer deposits and unapplied cash remitted to such Borrower by its Account Debtors. The Eligible Receivables of a Borrower shall not include the following:

         (a) (i) Accounts Receivable of a Domestic Account Debtor with selling terms of more than 90 days or where such Account Debtor has failed to pay within 60 days of original due date or within 90 days of invoice date, or (ii) Accounts Receivable of a Foreign Account Debtor with selling terms of more than 120 days or that such account Debtor has failed to pay within 60 days of original due date or within 120 days of invoice date.

         (b) Accounts Receivable owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts Receivable owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

         (c) Accounts Receivable with respect to which the Account Debtor is an employee, affiliate, or agent of a Loan Party,

         (d) Accounts Receivable arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

         (e) Accounts Receivable that are not payable in Dollars,

         (f) Accounts Receivable with respect to which the Account Debtor is a Foreign Account Debtor unless (y) such Accounts Receivable are supported by an irrevocable letter of credit reasonably satisfactory to the Collateral Agent (as to form and substance, and as to the identity of the issuer or domestic confirming bank) that has been delivered to Collateral Agent and is directly drawable by the Collateral Agent, or (z) such Accounts Receivable are covered by credit insurance in form and substance, and in an amount and by an insurer, satisfactory to Collateral Agent,

         (g) Accounts Receivable with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United Sates (exclusive, however, of Accounts Receivable with respect to which such Borrower has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 USC ss. 3727), or
(ii) any state of the United States (exclusive, however, of (y) Accounts Receivable owed by any state that does not have a statutory counterpart to the Assignment of Claims Act, or (z) Accounts Receivable owed by any state that does have a statutory counterpart to the Assignment of Claims Act as to which such Borrower has complied to the Collateral Agent's reasonable satisfaction),

         (h) Accounts Receivable with respect to which the Account Debtor is a creditor of such Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to its obligation to pay such Accounts Receivable, to the extent of such claim, right of setoff, or dispute,

         (i) Accounts Receivable with respect to an Account Debtor whose total obligations owing to such Borrower exceed 10% of all Eligible Receivables, to the extent of the obligations owing by such Account Debtor in excess of such percentage,

         (j) Accounts Receivable with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which such Borrower has received notice of an imminent Insolvency Proceeding,

         (k) Accounts Receivable with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, or West Virginia (or any other state that requires a creditor to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless such Borrower has qualified to do business in New Jersey, Minnesota, West Virginia, or such other states, or has filed a business activities report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt form such filing requirement,

         (l) Accounts Receivable, the collection of which, the Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor's financial condition,

         (m) Accounts Receivable that are subject to any Lien (other than any Lien in favor of the Collateral Agent),

         (n) Accounts Receivable with respect to which (i) the goods giving rise to such Accounts Receivable have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Accounts Receivable have not been performed and billed to the Account Debtor,

         (o) Accounts Receivable that represent the right to receive progress payment or other advance billings that are due prior to the completion of performance by such Borrower of the subject contract for goods and services, and

         (p) Accounts Receivable (or undivided interests in such Accounts Receivable) that may not be sold under Applicable Law.

     "EMPLOYEE PLAN" means an employee benefit plan (other than a Multiemployer
Plan) covered by Title IV of ERISA and maintained (or was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of a Borrower or any of ERISA Affiliates of a Borrower.

     "ENVIRONMENTAL ACTIONS" means any complaint, summons, citation, notice, demand, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or any third party involving violations of Environmental Laws or Releases or threatened Releases of Hazardous Materials (i) onto or from any assets, properties or businesses presently or formerly owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (ii) onto or from adjoining properties or businesses; or (iii) onto or from any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

     "ENVIRONMENTAL LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C.ss.9601, ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C.ss.1801, ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C.ss. 6901, ET SEQ.), the Federal Clean Water Act (33 U.S.C.ss. 1251 ET SEQ.), the Clean Air Act (42 U.S.C.ss. 7401 ET SEQ.), the Toxic Substances Control AcT (15 U.S.C.ss. 2601 ET SEQ.) and the Occupational Safety and Health Act (29 U.S.C.ss. 651 ET SEQ.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, law, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for the protection of the indoor or outdoor environment.

     "ENVIRONMENTAL LIABILITIES AND COSTS" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Action.

     ENVIRONMENTAL LIEN" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

     "ERISA AFFILIATE" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

     "EVENT OF DEFAULT" means any of the events set forth in Section 9.01.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EXCLUDED SUBSIDIARIES" means Nicole Corporation, a Massachusetts corporation, and each of its direct and indirect subsidiaries, so long as any such Person continues to be an "Unrestricted Subsidiary", as such term is defined in the Indenture.

     "EXISTING LETTERS OF CREDIT" means the letters of credit described in
Schedule 6.01(q)(i) issued under the Original Financing Agreement.

     "EXISTING LOCKBOXES" means the lockboxes and related accounts described in
Schedule 8.01.

     "EXISTING LOCKBOX BANK" means the bank identified as such in Schedule 8.01.

     "EXISTING REVOLVING LOANS" means the revolving loans made by Foothill to the Borrowers under the Original Financing Agreement.

     "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period of the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     "FIELD EXAMINATION FEES" has the meaning specified for such term in Section 4.01.

     "FINAL MATURITY DATE" means October 31, 2003, or such earlier date on which any Loan shall become due and payable, in whole or in part, in accordance with the terms of this Agreement and the other Loan Documents.

     "FINANCIAL STATEMENTS" means (i) the audited consolidated and consolidating balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended April 29, 2000 and the related consolidated and consolidating statement of operations and cash flows and the consolidated statement of shareholders' equity for the Fiscal Year then ended, (ii) the unaudited consolidated and consolidating balance sheet of the Parent and its Subsidiaries for the three fiscal quarters ended January 27, 2001 and (iii) the unaudited consolidated and consolidating balance sheet of the Parent and its Subsidiaries for the three Fiscal Months ended April 28, 2001 and the related consolidated and consolidating statement of operations and cash flows and the consolidated statement of shareholders' equity for the three Fiscal Months then ended.

     "FISCAL MONTH" means (i) for the 2001 Fiscal Year, the fiscal months of the Parent and its Subsidiaries set forth on Schedule 1.01(D) hereto, and (ii) for each Fiscal Year thereafter, the fiscal months set forth in the projections delivered pursuant to Section 7.01(a)(vii) corresponding to such Fiscal Year.

     "FISCAL YEAR" means the fiscal year of the Parent and its Subsidiaries ending on the last Saturday in April of each year or May 1 of each year if such date falls on a Saturday.

     "FIXED CHARGE COVERAGE RATIO" means, for any period, the ratio of (i) Consolidated EBITDA of the Parent and its Subsidiaries for such period, to (ii) the sum of, without duplication (A) all principal of Indebtedness of the Parent and its Subsidiaries scheduled to be paid or prepaid during such period (not including (x) prepayments of the Revolving Loans unless such prepayments are accompanied by a reduction of the Revolving Credit Commitment and (y) the loans outstanding under the Original Financing Agreement that are repaid on the Effective Date), PLUS (B) Consolidated Net Interest Expense of the Parent and its Subsidiaries for such period, PLUS (C) cash income taxes paid or payable by the Parent and its Subsidiaries during such period, PLUS (D) cash dividends or distributions paid by the Parent and its Subsidiaries (other than dividends or distributions paid to the Parent) during such period, PLUS (E) Capital Expenditures made by the Parent and its Subsidiaries during such period, PLUS
(F) all amounts paid or payable by the Parent and its Subsidiaries on Operating Lease Obligations having a scheduled due date during such period. In determining the Fixed Charge Coverage Ratio for a particular period (A) pro forma effect will be given to: (1) the incurrence, repayment or retirement of any Indebtedness by the Parent and its Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired on the first day of such period and (2) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any property or assets acquired or disposed of by the Parent and its Subsidiaries since the first day of such period, as if such acquisition or disposition occurred on the first day of such period; and (B) the amount of Indebtedness under a revolving credit facility will be computed based upon the average daily balance of such Indebtedness during such period.

     "FLEET" means Fleet National Bank.

     "FLEET LETTERS OF CREDIT" means the letters of credit described in Schedule 6.01(q)(ii) issued by Fleet.

     "FOOTHILL" has the meaning specified therefor in the Recitals hereto.

     "FOOTHILL ASSIGNMENT" means the Assignment and Acceptance dated the date hereof, by and between Foothill, as Assignor, and Ableco, as Assignee, pursuant to which Foothill shall sell and assign to Ableco, and Ableco shall assume, all of Foothill's right, title and interest in and to the Existing Revolving Loans and all related obligations under the Original Financing Agreement.

     "FOOTHILL RESIGNATION AGREEMENT" means the Resignation and Appointment Agreement dated the date hereof, by and between Foothill and Ableco, pursuant to which Foothill shall resign as administrative agent under the Original Financing Agreement and Ableco shall be appointed as the new Administrative Agent.

     "FOREIGN ACCOUNT DEBTOR" means an Account Debtor that either (i) does not maintain its chief executive office in the United States, or (ii) or is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof.

     "FUNDING CORP." means High Voltage Funding Corp., a Delaware corporation.

     "GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, PROVIDED that for the purpose of Section 7.03 hereof and the definitions used therein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, PROVIDED, FURTHER, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Parent shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Parent after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

     "GOVERNMENTAL AUTHORITY" means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or Administrative powers or functions of or pertaining to government.

     "GUARANTIES" means (i) the joint and several guaranty of the Guarantors contained in Article XI hereof, and (ii) each guaranty substantially in the form of Exhibit B, made by a Guarantor in favor of the Collateral Agent for the benefit of the Lenders pursuant to Section 7.01(b).

     "GUARANTORS" had the meaning specified for such term in the preamble hereto and, in addition, means each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

     "HAZARDOUS MATERIALS" means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including but not limited to, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components, including but not limited to asbestos-containing materials and manufactured products containing Hazardous Materials.

     "HEDGING AGREEMENT" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

     "HIGHEST LAWFUL RATE" means, with respect to the Agents or a Lender, the maximum non-usurions interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to the Agents or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

     "HIVEC HOLDINGS" means HIVEC Holdings, Inc., a Delaware corporation.

     "INDEBTEDNESS" means, without duplication, with respect to any Person, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other account payables incurred in the ordinary course of such Person's business and not outstanding for (A) more than 90 days after the date such payable was created or (B) a longer period if such payable is being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, PROVIDED that the aggregate amount excluded under this clause (B) shall not exceed $3 million at any time); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all Contingent Obligations; (ix) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates to any Multiemployer Plan; (xi) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person; and (xii) all obligations referred to in clauses (i) through (xi) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any

Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

     "INDEMNIFIED MATTERS" has the meaning specified therefor in Section 12.15.

     "INDEMNITEES" has the meaning specified therefor in Section 12.15.

     "INDENTURE" means the Indenture, dated as August 8, 1997, between the Parent, as issuer, and the Indenture Trustee, as amended from time to time prior to the date hereof and as further amended or otherwise modified from time to time in accordance with this Agreement.

     "INDENTURE COLLATERAL" means the Intercompany Notes in the possession of the Indenture Trustee pursuant to the Indenture Pledge Agreement and the real property located at 6509 Flying Cloud Drive, Eden Praire, Minnesota.

     "INDENTURE DOCUMENTS" means the Indenture, the Indenture Notes, the Indenture Pledge Agreement and any other instrument or document delivered by any Loan Party to the Indenture Trustee in connection with the Indenture.

     "INDENTURE NOTES" means the Parent's 101/2% Senior Notes due 2004, issued pursuant to the Indenture.

     "INDENTURE PLEDGE AGREEMENT" means the Amended and Restated Pledge Agreement between the Parent and the Indenture Trustee dated December 31, 1999, relating to the pledge of the Intercompany Notes, as same may be amended or otherwise modified from time to time in accordance with this Agreement.

     "INDENTURE TRUSTEE" means State Street Bank and Trust Company, as trustee under the Indenture, and any successor trustee.

     "INSOLVENCY PROCEEDING" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

     "INTERCOMPANY NOTES" means the Intercompany Notes issued by the direct Subsidiaries of the Parent evidencing loans made by such Subsidiaries to the Parent in the following principal amounts: (i) Robicon: $39.5 million; (ii) Physical Electronics: $39.5 million; (iii) Maxima: $19.0 million; (iv) HIVEC
Holdings: $3.5 million; and (v) Stewart Warner: $20.0 million.

     "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

     "INVENTORY" means all goods and merchandise of the Loan Parties, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

     "LEASE" means any lease of real property to which any Loan Party is a party as lessor or lessee.

     "L/C ISSUER" means the bank designated by the Administrative Agent (in its sole and absolute discretion) to the Parent from time to time as the issuer of Letters of Credit under this Agreement.

     "L/C SUBFACILITY" means that portion of the Total Revolving Credit Commitment equal to $5 million.

     "LENDER" and "LENDERS" have the meanings specified therefor in the preamble hereto.

     "LETTER OF CREDIT" has the meaning specified therefor in Section 3.01(a).

     "LETTER OF CREDIT APPLICATION" has the meaning specified therefor in
Section 3.01(a).

     "LETTER OF CREDIT FEE" has the meaning specified therefor in Section
3.03(b).

     "LETTER OF CREDIT GUARANTY" means one or more guaranties by the Administrative Agent in favor of the L/C Issuer guaranteeing the Borrowers' obligations to the L/C Issuer under a reimbursement agreement, Letter of Credit Application or other like document in respect of any Letters of Credit.

     "LETTER OF CREDIT OBLIGATIONS" means, at any time and without duplication, the sum of (i) the Reimbursement Obligations at such time, PLUS (ii) the aggregate maximum amount available for drawing under the Letters of Credit outstanding at such time, PLUS (iii) all amounts for which the Administrative Agent may be liable to the L/C Issuer pursuant to any Letter of Credit Guaranty.

     "LIABILITIES" has the meaning specified therefor in Section 2.07.

     "LIEN" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

     "LOAN" means any Revolving Loan made by an Agent or a Lender to the Borrowers pursuant to Article II hereof.

     "LOAN ACCOUNT" means an account maintained hereunder by the Administrative Agent on its books of account, at the Payment Office and with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

     "LOAN DOCUMENTS" means this Agreement, the Notes, the Guaranties, the Security Agreements, the Pledge Agreement, the Mortgages, the Letter of Credit Applications, the Contribution Agreement, the Amendatory Agreement, the Cash Collateral Agreement, the agreements entered into in connection with the Lockboxes and the Collection Accounts pursuant to Section 8.01 hereof, and all other agreements, instruments, and other documents executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan, Letter of Credit Obligation or other Obligation.

     "LOAN PARTIES" means the Borrowers and the Guarantors.

     "LOAN SERVICING FEE" has the meaning specified therefor in Section 2.06(d).

     "LOCKBOX BANKS" has the meaning specified therefor in Section 8.01(a).

     "LOCKBOXES" has the meaning specified therefor in Section 8.01(a).

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on any of (i) the operations, business, assets, properties, condition (financial or otherwise) or prospects of the Loan Parties (taken as a whole), (ii) the ability of the Loan Parties (taken as a whole) to perform any of their obligations under any Loan Document, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of the Agents and the Lenders under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Lenders on any of the Collateral with an aggregate fair market value in excess of $500,000.

     "MATERIAL CONTRACT" means, with respect to any Person, each contract or agreement to which such Person or its Subsidiary is a party (a) involving aggregate consideration payable to or by such Person or such Subsidiary of (i) in the case of the contracts and agreements described in Schedule 1.01(E) hereto, $500,000 or more, and (ii) in all other cases, $250,000 or more (but excluding (A) purchase orders in the ordinary course of the business of such Person and (B) contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days' notice without penalty or premium) or (b) otherwise material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Person or such Subsidiary.

     "MAXIMA" has the meaning specified therefor in the preamble hereto.

     "MOODY'S" means Moody's Investors Service, Inc. and any successor thereto.

     "MORTGAGE" means each mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Lenders, securing the Obligations and delivered to the Collateral Agent pursuant to the Original Financing Agreement or Section 7.01(b).

     "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA for which any Borrower or any ERISA Affiliate of a Borrower has contributed to, or has been obligated to contribute to, at any time during the preceding six (6) years.

     "NET CASH PROCEEDS" means, (i) with respect to any Disposition by any Person, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or any of its Subsidiaries or Affiliates, in connection therewith after deducting therefrom only (A) the principal amount of any Indebtedness secured by any Lien permitted by Section 7.02(a) on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable expenses related thereto incurred by such Person or such Affiliate, (C) transfer taxes paid by such Person or such Affiliate in connection therewith, and (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person, or the sale or issuance by any Person of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or any of its Subsidiaries or Affiliates in connection therewith after deducting therefrom reasonable brokerage commissions, underwriting fees and discounts, legal fees and similar fees and commissions incurred in connection therewith.

     "NOTES" means the Revolving Credit Notes.

     "NOTICE OF BORROWING" has the meaning specified therefor in Section
2.02(a).

     "OBLIGATIONS" means (i) the joint and several obligations of the Borrowers to pay, as and when due and payable (by scheduled maturity, required prepayment, acceleration, demand or otherwise), all amounts from time to time owing by the Borrowers in respect of the Loan Documents, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to bankruptcy, insolvency or reorganization of any Borrower), Letter of Credit Obligations, fees, indemnification payments, expense reimbursements or otherwise, and (ii) the obligations of the Borrowers and the other Loan Parties to perform or observe all of their obligations from time to time existing under the Loan Documents.

     "OPERATING LEASE OBLIGATIONS" means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

     "OPHIR INVESTMENT" means the Capital Stock of Ophir Corporation, a Colorado corporation, owned by the Parent.

     "ORIGINAL FINANCING AGREEMENT" has the meaning specified therefor in the Recitals hereto.

     "ORIGINAL EFFECTIVE DATE" means November 30, 2000.

     "PARENT" has the meaning specified therefore in the Preamble hereto.

     "PARTICIPANT REGISTER" has the meaning specified therefor in Section 12.07(b)(v).

     "PAYMENT OFFICE" means the Administrative Agent's office located at 450 Park Avenue, 28th Floor, New York, New York 10022 or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Parent.

     "PERMITTED DISCRETION" means a determination made in good faith and in the exercise of reasonable (from the prospective of a secured asset-based lender) business judgment.

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

     "PERMITTED HOLDERS" means the Persons named on Schedule 1.01(C).

     "PERMITTED INDEBTEDNESS" means:

     (a) any Indebtedness owing to the Agents and the Lenders under this Agreement and the other Loan Documents;

     (b) any Indebtedness listed on Schedule 7.02(b), including the Indebtedness evidenced by the Indenture Notes, and the extension of maturity, refinancing or modification of the terms thereof; PROVIDED, HOWEVER, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Borrowers and the Lenders than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to the extension, refinancing or modification, such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification;

     (c) Indebtedness evidenced by Capitalized Lease Obligations entered into after the Effective Date in order to finance Capital Expenditures made by the Borrowers in accordance with the provisions of Section 7.02(g), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $5 million at any time outstanding;

     (d) Indebtedness permitted by clause (e) of the definition of "Permitted Lien" incurred after the Effective Date;

     (e) Indebtedness permitted under Section 7.02(e);

     (f) Subordinated Indebtedness;

     (g) Indebtedness incurred in connection with the W.P. Carey Lease or any refinancing or replacement thereof not to exceed $9,000,000;

     (h) Indebtedness of foreign Subsidiaries not subject to a guaranty by any Borrower or Guarantor;

     (i) Indebtedness evidenced by the Intercompany Notes, as such notes are in effect on the date hereof;

     (j) other intercompany Indebtedness among the Loan Parties so long as such Indebtedness is evidenced by promissory notes which are pledged and delivered to the Collateral Agent as Collateral;

     (k) Indebtedness consisting of (i) reimbursement obligations to Fleet with respect to the Fleet Letters of Credit to the extent such reimbursement obligations are secured by cash collateral (not to exceed 110% of the stated amount of such letters of credit), an Existing Letter of Credit or a Letter of Credit issued under this Agreement, and (ii) reimbursement obligations to Wells Fargo Bank, N.A. with respect to the Existing Letters of Credit to the extent such reimbursement obligations are secured by cash collateral (not to exceed 110% of the stated amount of such letters of credit), or a Letter of Credit issued under this Agreement; and

     (l) to the extent permitted under the Indenture, additional Indebtedness for borrowed money in an aggregate amount outstanding at any time not to exceed
(i) prior to the Effective Date, $1,200,000, and (ii) thereafter, $2,000,000, PROVIDED that such Indebtedness shall be unsecured and that the terms of such Indebtedness would not otherwise reasonably be expected to give rise to a Default or Event of Default under this Agreement.

     "PERMITTED INVESTMENTS" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the Government of the United States of America or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, and (vi) tax exempt securities rated A or better by Moody's or A+ or better by Standard & Poor's.

     "PERMITTED LIENS" means:

     (a) Liens securing the Obligations;

     (b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c);

     (c) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising (provided they are subordinate to the Collateral Agent's Liens on Collateral) in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

     (d) Liens described on Schedule 7.02(a), but not the extension of coverage thereof to other property or the extension of maturity, refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby;

     (e) (i) purchase money Liens on equipment acquired or held by the Borrowers in the ordinary course of their business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; PROVIDED, HOWEVER, that (A) no such Lien shall extend to or cover any other property of any Loan Party, and (B) the aggregate principal amount of Indebtedness secured by any or all such Liens described in clauses (i) and (ii) above shall not exceed at any one time outstanding $5 million with respect to any such Indebtedness incurred after the Effective Date;

     (f) deposits and pledges securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due;

     (g) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business;

     (h) Liens securing Indebtedness evidencing Capitalized Lease Obligations described under subsection (c) of the definition of Permitted Indebtedness;

     (i) the Liens of the Indenture Trustee on the Indenture Collateral;

     (j) Liens to secure the Indebtedness of foreign Subsidiaries permitted by clause (h) of the definition of "Permitted Indebtedness," provided that such Liens are limited to the assets of such foreign Subsidiaries; and

     (k) Liens in cash collateral to secure Indebtedness permitted under clause
(k) of the definition of "Permitted Indebtedness", PROVIDED that (i) such cash collateral is limited to the extent set forth in such clause (k) and (ii) upon the release of any such Lien, such cash collateral is used to prepay the Revolving Loans in accordance with Section 2.05(c)(ii).

     "PERSON" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or Governmental Authority.

     "PHYSICAL ELECTRONICS" has the meaning specified therefor in the preamble hereto.

     "PLEDGE AGREEMENT" means the Pledge and Security Agreement, dated as of the Original Effective Date, as amended by the Amendatory Agreement, made by the Parent in favor of the Collateral Agent for the benefit of the Lenders, securing the Obligations and delivered to the Collateral Agent.

     "POST-DEFAULT RATE" means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.0%, or, if a rate of interest is not otherwise in effect, the Reference Rate plus 2.0%.

     "PROPERTY" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

     "PRO RATA SHARE" means:

     (a) with respect to a Lender's obligation to make Revolving Loans and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Revolving Credit Commitment, by (ii) the Total Revolving Commitment, PROVIDED, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's Revolving Loans (including Collateral Agent Advances) and its interest in the Letter of Credit Obligations and the denominator shall be the aggregate unpaid principal amount of all of the Revolving Loans (including Collateral Agent Advances) and Letter of Credit Obligations,

     (b) with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) such Lender's Revolving Credit Commitment, by (ii) the Total Revolving Credit Commitment PROVIDED, that if such Lender's Revolving Credit Commitment shall have been reduced to zero, such Lender's Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender's Revolving Loans (including Collateral Agent Advances) and its interest in Letter of Credit Obligations and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loan (including Collateral Agent Advances) and Letter of Credit Obligations.

     "RATING AGENCIES" has the meaning specified therefor in Section 2.07.

     "RECEIVABLE PURCHASE FACILITY" means that certain $25 million receivable purchase facility entered into between Foothill, Funding Corp. and the Borrowers in connection with the Original Financing Agreement.

     "REFERENCE BANK" means The Chase Manhattan Bank, N.A., its successors or any other commercial bank designated by the Collateral Agent to the Parent from time to time.

     "REFERENCE RATE" means the greater of (i) the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its prime rate or base rate and (ii) 7%. The prime rate or base rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers. Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

     "REGISTER" has the meaning specified therefor in Section 12.07(b)(ii).

     "REGISTERED LOAN" has the meaning specified therefor in Section 2.03(e).

     "REGISTERED NOTE" has the meaning specified therefor in Section 2.03(e).

     "REGULATION T", "REGULATION U" and "REGULATION X" mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

     "REIMBURSEMENT OBLIGATIONS" means the joint and several obligation of the Borrowers to reimburse the Administrative Agent and the Lenders for amounts payable by the Administrative Agent or the Lenders under a Letter of Credit Guaranty in respect of any drawing made under any Letter of Credit, together with interest thereon as provided in Article III.

     "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including ambient air, soil, surface or ground water.

     "REMEDIAL ACTION" means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. 9601.

     "REPORTABLE EVENT" means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

     "REQUIRED LENDERS" means Lenders whose Pro Rata Shares aggregate at least 51%.

     "RESTRICTED SUBSIDIARY" means each Subsidiary of the Parent which is a "Restricted Subsidiary", as such the term is defined in the Indenture.

     "REVOLVING CREDIT COMMITMENT" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrowers in the amount set forth opposite such Lender's name in Schedule 1.01(A) hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

     "REVOLVING CREDIT NOTE" means a joint and several promissory note of the Borrowers, substantially in the form of Exhibit A, made payable to the order of a Lender, evidencing the Indebtedness resulting from the making by such Lender to the Borrowers of Revolving Loans and delivered to such Lender pursuant to
Article V, as such promissory note may be amended, supplemented, restated, modified or extended from time to time, and any promissory note or notes issued in exchange or replacement therefor. The term "Revolving Credit Note" shall include any Registered Note evidencing the Revolving Loans and delivered pursuant to Section 2.03(e).

     "REVOLVING LOAN" means a loan made by a Lender to the Borrowers pursuant to
Section 2.01(a).

     "REVOLVING LOAN COMMITMENT TERMINATION DATE" means the Final Maturity Date, or such earlier date on which the Revolving Credit Commitment is terminated in full pursuant to Section 2.05 or 9.01.

     "REVOLVING LOAN OBLIGATIONS" means any Obligations with respect to the Revolving Loans (including without limitation, the principal thereof, the interest thereon, and fees and expenses specifically related thereto).

     "ROBICON" has the meaning specified therefor in the preamble hereto.

     "SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

     "SECURITIZATION" has the meaning specified therefor in Section 2.07.

     "SECURITIZATION PARTIES" has the meaning specified therefor in Section
2.07.

     "SECURITY AGREEMENTS" means the Security Agreements, each dated as of the Original Effective Date, as amended by the Amendatory Agreement, made by each of the Loan Parties in favor of the Collateral Agent for the benefit of the Lenders, securing the Obligations and delivered to the Collateral Agent.

     "SETTLEMENT PERIOD" has the meaning specified therefor in Section 2.02(d)(i) hereof.

     "SOLVENT" means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

     "SPECIFIED JOINT VENTURE" means ULVAC-PHI, Incorporated, a corporation organized under the laws of Japan, the Capital Stock of which is owned 50% by Physical Electronics and 50% by ULVAC Japan, Ltd.

     "SPECIFIED JOINT VENTURE AGREEMENT" means the Basic Agreement dated August 1982, between Physical Electronics and ULVAC Japan, Ltd., with respect to the Specified Joint Venture, as the same may be amended or otherwise modified from time to time in accordance with this Agreement.

     "STANDARD & POOR'S" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

     "STEWART WARNER" has the meaning specified therefor in the preamble hereto.

     "SUBORDINATED INDEBTEDNESS" means Indebtedness of any Loan Party the terms of which are satisfactory to the Collateral Agent and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of the Loan Parties under the Loan Documents (i) by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Collateral Agent and the Required Lenders, or (ii) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Collateral Agent and the Required Lenders.

     "SUBSIDIARY" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity (i) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors of such corporation, (B) the interest in the capital or profits of such partnership or limited liability company or (C) the beneficial interest in such trust or estate is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person, PROVIDED, that, notwithstanding the foregoing, the term "Subsidiary" shall not include any Excluded Subsidiary.

     "TERMINATION EVENT" means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Borrower or any of ERISA Affiliates of a Borrower to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975
of the Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

     "TITLE INSURANCE POLICY" means the mortgagee's loan policy, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory in form and substance to the Collateral Agent, insuring the Lien created by the Mortgages in an amount and on terms satisfactory to the Collateral Agent, delivered to the Collateral Agent pursuant to Section 7.01(b) hereof.

     "TOTAL COMMITMENT" means the Total Revolving Credit Commitment.

     "TOTAL REVOLVING CREDIT COMMITMENT" means the sum of the amounts of the Lenders' Revolving Credit Commitments.

     "UNPAID BALANCE" of any Accounts Receivable means at any time the unpaid principal amount thereof.

     "UNRESTRICTED SUBSIDIARY" means each Subsidiary of the Parent which is as an "Unrestricted Subsidiary", as such term is defined in the Indenture.

     "UNUSED LINE FEE" has the meaning specified therefor in Section 2.06(c).

     "VIVIRAD-HVC" has the meaning specified therefore in the preamble hereto.

     "VOTING STOCK" means, with respect to any Person and at any time, the Capital Stock of such Person, of any class or classes (however designated), the holders of which are at such time entitled, as such holders, to vote for the election of directors (or Persons performing similar functions) of such Person.

     "WARN" has the meaning specified therefor in Section 6.01(i).

     "W.P. CAREY LEASE" means the Lease Agreement by and between Corporate Property Associates 8, L.P., as landlord, and the Parent, as tenant, dated November 10, 1988, as amended, for the premises in Sterling, Massachusetts and the Lease Agreement by and between Corporate Property Associates 8, L.P., as landlord, and Maxima, as tenant, dated November 10, 1988, as amended, for the premises located in Lancaster, Pennsylvania.

     SECTION 1.02 TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),
(b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References in this Agreement to "determination" by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations).

     SECTION 1.03 ACCOUNTING AND OTHER TERMS. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. All terms used in this Agreement which are defined in
Article 8 or Article 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

     SECTION 1.04 TIME REFERENCES. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; PROVIDED, HOWEVER, that with respect to a computation of fees or interest payable to any Agent, any Lender or the L/C Issuer, such period shall in any event consist of at least one full day.

                                   ARTICLE II

                                    THE LOANS

     SECTION 2.01 COMMITMENTS. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Loans to the Borrowers at any time and from time to time from the Effective Date to the Revolving Loan Commitment Termination Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender's Revolving Credit Commitment.

         (b) Notwithstanding the foregoing, the aggregate principal amount of Revolving Loans outstanding at any time to the Borrowers shall not exceed the lower of (i) the difference between (A) the Available Commitment and (B) the aggregate Letter of Credit

Obligations and (ii) the difference between (A) the then current Borrowing Base and (B) the aggregate Letter of Credit Obligations. The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Revolving Loan Commitment Termination Date. Within the foregoing limits, the Borrowers may borrow, repay and reborrow, on or after the Effective Date and prior to the Revolving Loan Commitment Termination Date, subject to the terms, provisions and limitations set forth herein.

         (c) Notwithstanding the foregoing, the aggregate principal amount of the Loans and Letter of Credit Obligations shall not exceed the maximum principal amount of Indebtedness which, in accordance with the Indenture, is permitted to be incurred by the Borrowers.

     SECTION 2.02 MAKING THE LOANS. (a) The Parent shall give the Administrative Agent prior telephone notice (immediately confirmed in writing, in substantially the form of Exhibit D hereto (a "NOTICE OF BORROWING"), not later than 1:00 p.m. (New York City time) on the date which is five Business Days prior to the date of the proposed Loan. Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, (ii) the use of the proceeds of such proposed Loan, and (iii) the proposed borrowing date, which must be a Business Day. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Parent (or from any Authorized Officer thereof designated in writing purportedly from the Parent to the Administrative Agent). The Borrowers hereby waive the right to dispute the Administrative Agent's record of the terms of any such telephonic Notice of Borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer's authority to request a Loan on behalf of the Parent until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing. Except as otherwise provided in this Section 2.02, Loans shall be made ratably by the Lenders in accordance with their respective Revolving Credit Commitments.

         (b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith. Each Revolving Loan shall be made in a minimum amount of $1,000,000 and shall be in an integral multiple of $100,000. The Borrowers will be limited to one borrowing per week, subject to the other terms and conditions set forth herein.

         (c) (i) Except as otherwise provided in this subsection 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

             (ii) Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrowers, the Agents and the

Lenders, the Borrowers, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrowers and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Lenders, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in subsection 2.02(d); PROVIDED, HOWEVER, that (a) the Administrative Agent shall in no event fund such Loans if the Administrative Agent shall have received written notice from the Required Lenders on the Business Day prior to the day of the proposed Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied on the day of the proposed Loan, and (b) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in
Section 5.02 have been satisfied. If the Parent gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Loan on behalf of the Lenders, then promptly after receipt of the Notice of Borrowing requesting such Loan, the Administrative Agent shall notify each Lender of the specifics of the requested Loan and that it will not fund the requested Loan on behalf of the Lenders. If the Administrative Agent notifies the Lenders that it will not fund a requested Revolving Loan on behalf of the Lenders, each Lender shall make its Pro Rata Share of the Loan available to the Administrative Agent, in immediately available funds, at the Payment Office no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Lender not later than 2:00 p.m.) on the date of the proposed Loan. The Administrative Agent will make the proceeds of such Loans available to the Borrowers on the day of the proposed Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Loans received by the Administrative Agent at the Payment Office or the amount funded by the Administrative Agent on behalf of the Lenders to be deposited in an account designated by the Parent.

             (iii) If the Administrative Agent has notified the Lenders that the Administrative Agent, on behalf of the Lenders, will fund a particular Loan pursuant to subsection 2.02(c)(ii), the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrowers on such day. If the Administrative Agent makes such corresponding amount available to the Borrowers and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate. During the period in which such Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Parent of such failure and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent for its own account.

             (iv) Nothing in this subsection 2.02(c) shall be deemed to relieve any Lender from its obligations to fulfill its Revolving Credit Commitments hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

         (d) (i) With respect to all periods for which the Administrative Agent has funded Loans pursuant to subsection 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a "SETTLEMENT PERIOD"), the Administrative Agent shall notify each Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Lender's initial funding), each Lender shall promptly (and in any event not later than 2:00 p.m. if the Administrative Agent requests payment from such Lender not later than 12:00 noon on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrowers for repayment, each Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Lender, sufficient funds to adjust the interests of the Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each Lender's interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Lender under this subsection 2.02(d) shall be absolute and unconditional. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Lender.

             (ii) In the event that any Lender fails to make any payment required to be made by it pursuant to subsection 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate. During the period in which such Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Parent of such failure and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent for its own account. Nothing in this subsection 2.02(d)(ii) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitments hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

     SECTION 2.03 REVOLVING CREDIT NOTE; REPAYMENT OF LOANS. (a) All Revolving Loans made by a Lender to the Borrowers shall be evidenced by a single Revolving Credit Note, duly executed on behalf of the Borrowers, dated the Effective Date, and delivered to and made payable to the order of such Lender in a principal amount equal to the amount of such Lender's Revolving Credit Commitment.

         (b) The outstanding principal of all Revolving Loans shall be due and payable on the Final Maturity Date.

         (c) The Parent agrees to record each Loan on the Register referred to in Section 12.07(b). Each Loan recorded on the Register (the "REGISTERED LOAN") may not be evidenced by promissory notes other than a Revolving Credit Note, which is a Registered Note (as defined below). Upon the registration of any Loan, any promissory note (other than a Registered Note) evidencing the same shall be null and void and shall be returned to the Parent. The Borrowers agree, at the request of any Lender, to execute and deliver to such Lender a promissory note in registered form to evidence such Registered Loan (i.e. containing the registered note language set forth in Exhibit A hereto) and registered as provided in Section 12.07(b) (a "REGISTERED NOTE"), dated the date hereof, payable to such Lender and otherwise duly completed. Once recorded on the Register, the Loans evidenced by such Note may not be removed from the Register so long as it remains outstanding, and a Registered Note may not be exchanged for a promissory note that is not a Registered Note.

     SECTION 2.04 INTEREST. (a) REVOLVING LOANS. Each Revolving Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until such principal amount becomes due, at a rate per annum equal to the Reference Rate plus the Applicable Margin.

         (b) DEFAULT INTEREST. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, and all fees, indemnities, outstanding Reimbursement Obligations or any other Obligations of the Borrowers under this Agreement, the Notes and other Loan Documents shall bear interest, from the date such Event of Default occurred until such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

         (c) INTEREST PAYMENT. Interest on each Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. The Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 with the amount of any interest payment due hereunder.

         (d) GENERAL. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

     SECTION 2.05 REDUCTION OF REVOLVING CREDIT COMMITMENT; PREPAYMENT OF LOANS.
(a) REDUCTION OF REVOLVING CREDIT COMMITMENT. The Total Revolving Credit Commitment shall terminate on the Revolving Loan Commitment Termination Date. The Borrowers may, without premium or penalty, reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Parent under Section 2.02, (C) the Letter of Credit Obligations at such time and (D) the stated amount of all Letters of Credit not yet issued as to which a request has been made and not withdrawn. Each such reduction shall be in a minimum amount of $500,000 or an integral multiple thereof, shall be made by providing not less than three Business Days' prior written notice to the Administrative Agent and shall be irrevocable. Once reduced the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

         (b) OPTIONAL PREPAYMENT. The Borrowers may prepay without penalty or premium the principal of the Revolving Loans, in whole or in part.

         (c) MANDATORY PREPAYMENT.

             (i) The Borrowers will immediately prepay the Revolving Loans at any time when the aggregate principal amount of all Revolving Loans plus the outstanding amounts of all Letter of Credit Obligations exceeds the lesser of
(A) the Available Commitment and (B) the Borrowing Base, to the full extent of any such excess. On each day that any Revolving Loans or Letter of Credit Obligations are outstanding, the Borrowers shall hereby be deemed to represent and warrant to the Agents and the Lenders that each of the Available Commitment and the Borrowing Base calculated as of such day equals or exceeds the aggregate principal amount of all Revolving Loans and Letter of Credit Obligations outstanding on such day. If at any time after the Borrowers have complied with the first sentence of this Section 2.05(c), the aggregate Letter of Credit Obligations is greater than the lesser of (A) the Available Commitment and (B) the then current Borrowing Base, the Borrowers shall provide cash collateral to the Administrative Agent in the amount of such excess, which cash collateral shall be deposited in the Cash Collateral Account and, PROVIDED that no Event of Default shall have occurred and be continuing, returned to the Borrowers, at such time as the aggregate Letter of Credit Obligations plus the aggregate principal amount of all outstanding Revolving Loans no longer exceeds the then current Borrowing Base.

             (ii) If at any time Fleet or Wells Fargo Bank, N.A. releases any cash collateral pledged to such bank to secure any Fleet Letters of Credit or Existing Letters of Credit (as applicable), the Borrowers shall cause the cash collateral so released to be paid directly to the Agent to be applied to prepay any Revolving Loans outstanding at such time (but the Commitments shall not be reduced thereby).

             (iii) If at any time Foothill releases all or any portion of the billable reserve paid to Foothill pursuant to Section 8 of the Foothill Assignment, the Borrowers shall cause the amount so released to be paid directly to the Agent to be applied to prepay any Revolving Loans outstanding at such time (but the Commitments shall not be reduced thereby).

             (iv) Simultaneously with the receipt by any Loan Party of any tax refund, the Borrowers shall deposit an amount equal to such tax refund into the Cash Collateral Account.

             (v) Simultaneously with the receipt by any Loan Party of proceeds of any judgment, settlement or other consideration of any kind in connection with any action, suit, arbitration or proceeding by such Person, the Borrowers shall deposit an amount equal to the net proceeds received into the Cash Collateral Account.

             (vi) DISPOSITIONS; CASUALTY EVENTS. Immediately upon any Disposition by any Loan Party, the Borrowers shall deposit an amount equal to 100% of the Net Cash Proceeds received by any Loan Party in connection with such Disposition into the Cash Collateral Account. Upon the loss, destruction or taking by condemnation of any Collateral, the Borrowers shall deposit an amount equal to 100% of the proceeds in excess of $750,000 in the aggregate for any Fiscal Year received by any Loan Party in connection therewith, net of any reasonable expenses incurred in collecting such proceeds, into the Cash Collateral Account.

             (vii) Upon the issuance or incurrence by any Loan Party of any Indebtedness except as permitted by Section 7.02(b), or the sale or issuance by the Borrowers or any other Loan Party of any shares of its Capital Stock, the Borrowers shall deposit an amount equal to 100% of the Net Cash Proceeds received by any Loan Party in connection therewith into the Cash Collateral Account.

             (viii) Simultaneously with the receipt by any Loan Party of proceeds of the ASI Performance Security Deposit, the Borrowers shall deposit an amount equal to such proceeds, in Dollars, into the Cash Collateral Account.

             (ix) Within 15 days of the occurrence of a "Change of Control" as such term is defined in the Indenture, the Borrowers shall prepay all outstanding Obligations at such time and the Total Revolving Credit Commitment shall be terminated unless prior to such date, the requisite holders of Indenture Notes have waived their redemption rights resulting from a "Change of Control" (as defined in the Indenture) as set forth in Section 4.19 of the Indenture (or any replacement section).

     The provisions of this subsection (c) shall not be deemed to be implied consent to any such issuance, incurrence, disposition , transfer or sale otherwise prohibited by the terms and conditions hereof.

         (d) APPLICATION OF DEPOSITS AND PAYMENTS. In accordance with the Cash Collateral Agreement, all amounts deposited in the Cash Collateral Account (i) shall constitute Collateral for the Obligations, (ii) may be withdrawn by the Parent and used to pay the regularly scheduled interest payments payable by the Parent pursuant to the Indenture Notes, PROVIDED that, both before and immediately after giving effect to such payment (A) no Default or Event of Default has occurred and is continuing and (B) Availability plus the amount of the Borrowers' cash on hand equals or exceeds $1 million, (iii) solely in the case of a deposit made in connection with the loss, destruction or taking by condemnation of Collateral in accordance with the second sentence of Section 2.05(c)(vi), may be withdrawn by the Borrowers to replace, repair or restore such Collateral, PROVIDED that
(A) such withdrawal must be made and such Collateral replaced, repaired or restored within 180 days after the date of such loss, destruction or taking (or in the case of a loss or destruction caused by earthquake or other natural disaster, 360 days), (B) the amount withdrawn may not exceed the amount deposited in connection with any loss, destruction or taking, and (C) no Default or Event of Default shall have occurred and be continuing at the time of such withdrawal and (iv) upon the occurrence and during the continuance of an Event of Default, may be applied by the Collateral Agent to the Obligations in accordance with Section 4.04(b). The Collateral Agent agrees to execute any written consent, promptly following request by the Parent, to enable the Borrowers to withdraw deposits from the Cash Collateral Account in accordance with, and to the extent permitted by, this Section 2.05(d).

         (e) INTEREST AND FEES. Any prepayment made pursuant to this Section
2.05 (other than payments pursuant to subsection (c)(iii) of this Section 2.05) shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment, and if such prepayment would reduce the amount of the outstanding Loans to zero at a time when the Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of the fees accrued to such date pursuant to Section 2.06.

         (f) CUMULATIVE PREPAYMENTS. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

     SECTION 2.06 FEES. (a) CLOSING FEE. On or prior to the Effective Date, the Borrowers shall pay to the Administrative Agent for the account of the Lenders a non-refundable closing fee (the "CLOSING FEE") equal to $175,000 which shall be deemed fully earned when paid. The Borrowers agree that if at any time the Agents shall agree to reduce the Availability Block, in addition to such other terms and conditions as shall be required by the Agents, the Borrowers shall pay a non-refundable fee equal to 1% of the amount by which the Availability Block has been reduced.

         (b) ANNIVERSARY FEE. On each of November 30, 2001 and November 30, 2002 the Borrowers shall pay to the Administrative Agent for the account of the Lenders a non-refundable anniversary fee (the "ANNIVERSARY FEE") equal to 1% of the Available Commitment on such date, payable and fully earned on each such date.

         (c) UNUSED LINE FEE. From and after the Effective Date and until the Revolving Loan Commitment Termination Date, the Borrowers shall pay to the Administrative Agent for the account of the Lenders in accordance with their Pro Rata Shares a non-refundable unused line fee (the "UNUSED LINE FEE"), which shall accrue at the rate per annum of 0.5% on the excess, if any, of the Available Commitment over the sum of the average principal amount of Revolving Loans and Letter of Credit Obligations outstanding from time to time and shall be payable monthly in arrears on the first day of each month commencing July 1, 2001.

         (d) LOAN SERVICING FEE. From and after the Effective Date and until the Final Maturity Date, the Borrowers shall pay to the Administrative Agent for the account of the Agents in accordance with a written agreement between such Agents a non-refundable loan servicing fee (the "LOAN SERVICING FEE") equal to $20,000 each quarter, payable quarterly in advance on the first day of each calendar quarter commencing on July 1, 2001.

     SECTION 2.07 SECURITIZATION. The Borrowers hereby acknowledge that the Lenders and any of their Affiliates may sell or securitize the Loans (a "SECURITIZATION") through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody's, Standard & Poor's or one or more other rating agencies (the "RATING AGENCIES"). The Borrowers shall cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, PROVIDED THAT (i) any such amendment or additional documentation does not impose material additional costs on the Borrowers and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Borrowers under the Loan Documents or change or affect in a manner adverse to the Borrowers the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization, and
(c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders and any of their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the "SECURITIZATION PARTIES") for any losses, claims, damages or liabilities (the "LIABILITIES") to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document made by or on behalf of, or in any writing delivered by or on behalf of, the Borrowers and their Affiliates to the Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans and (ii) agreeing to reimburse the Lenders and any of their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

     SECTION 2.08 TAXES. (a) All payments made by the Borrowers hereunder, under the Notes or under any other Loan Document shall be made without set-off, counterclaim, deduction or other defense. All such payments shall be made free and clear of and without deduction for any present or future income, franchise, sales, use, excise, stamp or other taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions or conditions of any nature now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction (whether pursuant to United States Federal, state, local or foreign law) or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities, excluding taxes on the net income of, and branch profit taxes of, any Lender, any Agent or the L/C Issuer imposed by the jurisdiction in which such Lender, such Agent or the L/C Issuer is organized or any political subdivision thereof or taxing authority thereof or any jurisdiction in which such Person's principal office or relevant lending office is located or any political subdivision thereof or taxing authority thereof (such nonexcluded taxes being hereinafter collectively referred to as "TAXES"). If the Borrowers shall be required by law to deduct or to withhold any Taxes from or in respect of any amount payable hereunder,

             (i) the amount so payable shall be increased to the extent necessary so that after making all required deductions and withholdings (including Taxes on amounts payable to the Lenders or the L/C Issuer pursuant to this sentence) the Lenders or the L/C Issuer receive an amount equal to the sum they would have received had no such deductions or withholdings been made,

             (ii) the Borrowers shall make such deductions or withholdings, and

             (iii) the Borrowers shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law. Whenever any Taxes are payable by the Borrowers, as promptly as possible thereafter, the Parent shall send the Lenders, the L/C Issuer and the Agents an official receipt (or, if an official receipt is not available, such other documentation as shall be satisfactory to the Lenders, L/C Issuer or the Agents, as the case may be) showing payment. In addition, the Borrowers agree to pay any present or future taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, recordation or filing of, or otherwise with respect to, this Agreement, the Revolving Credit Note, the Letters of Credit or any other Loan Document other than the foregoing excluded taxes (hereinafter referred to as "OTHER TAXES").

         (b) The Borrowers will indemnify the Agents, the Lenders and the L/C Issuer for the amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.08) paid by any Agent, Lender or the L/C Issuer and any liability (including penalties, interest and expenses for nonpayment, late payment or otherwise) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be paid within 30 days from the date on which such Agent, Lender or such L/C Issuer makes written demand which demand shall identify the nature and amount of Taxes or Other Taxes for which indemnification is being sought and the basis of the claim.

         (c) Each Lender that is organized in a jurisdiction other than the United States, a State thereof or the District of Columbia hereby agrees that:

             (i) it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, the date upon which such Lender becomes a party hereto) deliver to the Parent and the Agents: (A) two accurate, complete and signed originals of U.S. Internal Revenue Service Form 4224 or successor form, or (B) two accurate, complete and signed originals of U.S. Internal Revenue Service Form 1001 or successor form, in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of its lending office under this Agreement free from withholding of United States Federal income tax;

             (ii) if at any time such Lender changes its lending office or offices or selects an additional lending office it shall, at the same time or reasonably promptly thereafter, deliver to the Parent through the Agents in replacement for, or in addition to, the forms previously delivered by it hereunder: (A) if such changed or additional lending office is located in the United States, two accurate, complete and signed originals of such Form 4224 or successor form, or (B) two accurate, complete and signed originals of such Form 1001 or successor form, in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such changed or additional lending office under this Agreement free from withholding of United States Federal income tax; and

             (iii) it shall, promptly upon the Parent's reasonable request to that effect, deliver to the Parent such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender's tax status for withholding purposes.

         (d) If the Borrowers fail to perform their obligations under this
Section 2.08, the Borrowers shall indemnify the Agents, the Lenders and the L/C Issuer for any taxes, interest or penalties that may become payable as a result of any such failure.

                                  ARTICLE III

                                LETTERS OF CREDIT

     SECTION 3.01 LETTER OF CREDIT GUARANTY. (a) In order to assist the Borrowers in establishing or opening standby letters of credit, which shall not have expiration dates that exceed 180 days from the date of issuance, or such sooner expiry date as is provided in Section 3.01(b) (the "LETTERS OF CREDIT"), with the L/C Issuer, the Borrowers have requested the Administrative Agent to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts thereunder through the issuance of a Letter of Credit Guaranty, thereby lending the Administrative Agent's credit to that of the Borrowers, and the Administrative Agent has agreed to do so. These arrangements shall be coordinated by the Administrative Agent subject to the terms and conditions set forth below. The Administrative Agent shall not be required to be the issuer of any Letter of Credit. The Parent will be the account party for application for a Letter of Credit, which shall be substantially in the form of Exhibit G hereto or on a computer transmission system approved by the Administrative Agent and the L/C Issuer or such other written form or computer transmission system as may from time to time be approved by the L/C Issuer and the Administrative Agent, and shall be duly completed in a manner reasonably acceptable to the Administrative Agent, together with such other certificates, agreements, documents and other papers and information as the L/C Issuer or the Administrative Agent may reasonably request (THE "LETTER OF CREDIT APPLICATION"). In the event of any conflict between the terms of the Letter of Credit Application and this Agreement, for purposes of this Agreement, the terms of this Agreement shall control. The parties hereby agree that the Fleet Letters of Credit and the Existing Letters of Credit shall not constitute Letters of Credit for purposes of this Agreement to the extent such Fleet Letters of Credit and Existing Letters of Credit are supported by cash collateral or other letters of credit in a manner satisfactory to the Agents.

         (b) The aggregate Letter of Credit Obligations shall not exceed the lowest of (i) the difference between (A) the Available Commitment and (B) the aggregate principal amount of Revolving Loans then outstanding, (ii) the difference between (A) the Borrowing Base and (B) the aggregate principal amount of the Revolving Loans then outstanding, and (iii) the L/C Subfacility. In addition, the terms and conditions of all Letters of Credit and all changes or modifications thereof by the Borrowers and/or the L/C Issuer shall in all respects be subject to the prior approval of the Administrative Agent in the reasonable exercise of its sole and absolute discretion, PROVIDED, HOWEVER, that
(i) the expiry date of all Letters of Credit shall be no later than fifteen days prior to the Revolving Loan Commitment Termination Date unless, on or prior to fifteen days prior to the Revolving Loan Commitment Termination Date either (x) such Letters of Credit shall be cash collateralized in an amount equal to 110% of the face amount of such Letters of Credit or (y) the Borrowers shall provide the Administrative Agent and the Lenders with an indemnification, in form and substance reasonably satisfactory to the Administrative Agent, from a commercial bank or other financial institution acceptable to the Agents for any Letter of Credit Obligations with respect to such Letters of Credit, and (ii) the Letters of Credit and all documentation in connection therewith shall be in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer.

         (c) The Administrative Agent shall have the right, without notice to the Borrowers, to charge the Loan Account with the amount of any and all indebtedness, liabilities and obligations of any kind (including indemnification for breakage costs, capital adequacy and reserve requirement charges) incurred by the Agents or the Lenders under the Letter of Credit Guaranty or incurred by an L/C Issuer with respect to a Letter of Credit at the earlier of (i) payment by the Administrative Agent or the Lenders under the Letter of Credit Guaranty or (ii) the occurrence of an Event of Default. Any amount charged to the Loan Account shall be deemed a Revolving Loan hereunder made by the Lenders to the Borrowers, funded by the Administrative Agent on behalf of the Lenders and subject to Section 2.02 of this Agreement. Any charges, fees, commissions, costs and expenses charged to the Administrative Agent for the Borrowers' account by the L/C Issuer in connection with or arising out of Letters of Credit or transactions relating thereto will be charged to the Loan Account in full when charged to or paid by the Administrative Agent and, when charged, shall be conclusive on the Borrowers absent manifest error. Each of the Lenders and the Borrowers agrees that the Administrative Agent shall have the right to make such charges regardless of whether any Event of Default or Default shall have occurred and be continuing or whether any of the conditions precedent in Section
5.02 have been satisfied.

         (d) The Borrowers unconditionally jointly and severally indemnify each Agent and each Lender and hold each Agent and each Lender harmless from any and all loss, claim or liability incurred by any Agent or any Lender arising from any transactions or occurrences relating to Letters of Credit, any drafts or acceptances thereunder, the Collateral relating thereto, and all Obligations in respect thereof, including any such loss or claim due to any action taken by the L/C Issuer, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct of the L/C Issuer, any Agent or any Lender as determined by a final judgment of a court of competent jurisdiction. The Borrowers further agree to jointly and severally hold each Agent and each Lender harmless from any errors or omission, negligence or misconduct by the L/C Issuer. The Borrowers' unconditional obligations to each Agent, the L/C Issuer and each Lender with respect to Letters of Credit hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of such Agent's, the L/C Issuer's or such Lender's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. The Borrowers agree that any charges incurred by the Administrative Agent or the L/C Issuer for the Borrowers' account hereunder may be charged to the Loan Account.

         (e) Upon any payments made to the L/C Issuer under the Letter of Credit Guaranty, the Agents or the Lenders, as the case may be, shall, without prejudice to its rights under this Agreement (including that such unreimbursed amounts shall constitute Loans hereunder), acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Borrowers in favor of the L/C Issuer in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agents and the Lenders and apply in all respects to the Agents and the Lenders and shall be in addition to any rights, remedies, duties or obligations contained herein.

     SECTION 3.02 PARTICIPATIONS. (a) PURCHASE OF PARTICIPATIONS. Immediately upon issuance by the L/C Issuer of any Letter of Credit pursuant to this Agreement, each Lender which has a Revolving Credit Commitment hereunder (a "PARTICIPATING LENDER") shall be deemed to have irrevocably and unconditionally purchased and received from the Administrative Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Pro Rata Share of the Total Revolving Credit Commitment, in all obligations of the Administrative Agent in such Letter of Credit (including, without limitation, all Reimbursement Obligations of the Borrowers with respect thereto pursuant to the Letter of Credit Guaranty or otherwise).

         (b) SHARING OF PAYMENTS. In the event that the Administrative Agent makes any payment in respect of the Letter of Credit Guaranty and the Borrowers shall not have repaid such amount to the Administrative Agent, the Administrative Agent shall charge the Loan Account in the amount of the Reimbursement Obligation, in accordance with Sections 3.01(c) and 4.02 of this Agreement.

         (c) OBLIGATIONS IRREVOCABLE. The obligations of a Participating Lender to make payments to the Administrative Agent for the account of the Agents, the Lenders or the L/C Issuer with respect to a Letter of Credit shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

             (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

             (ii) the existence of any claim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary named in such Letter of Credit or any transferee of such Letter of Credit (or any Person for whom any such transferee may be acting), any Agent, any Lender, or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions

(including any underlying transactions between any Borrower or any other party and the beneficiary named in such Letter of Credit);

             (iii) any draft, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

             (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

             (v) any failure by any Agent to provide any notices required pursuant to this Agreement relating to such Letter of Credit;

             (vi) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

             (vii) the occurrence of any Default or Event of Default.

     SECTION 3.03 LETTERS OF CREDIT. (a) REQUEST FOR ISSUANCE. The Parent may, upon notice not later than 1:00 p.m., New York City time, at least two Business Days in advance of the Effective Date, request the Administrative Agent to assist the Borrowers in establishing or opening a Letter of Credit by delivering to the Administrative Agent, with a copy to the L/C Issuer, a Letter of Credit Application, together with any necessary related documents. The Administrative Agent shall not provide support, pursuant to the Letter of Credit Guaranty, if the Administrative Agent shall have received written notice from the Required Lenders on the Business Day immediately preceding the proposed issuance date for such Letter of Credit that one or more of the conditions precedent in Article V will not have been satisfied on such date, and the Administrative Agent shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Article V have been satisfied.

         (b) LETTER OF CREDIT FEES. (i) The Borrowers shall pay to the Administrative Agent for the account of the Participating Lenders, in accordance with the Participating Lenders' Pro Rata Shares (x) for any Letter of Credit issued hereunder, a nonrefundable fee equal to 3% per annum of the stated amount of such Letter of Credit, payable on the date such Letter of Credit is issued and (y) for any amendment to an existing Letter of Credit that increases the stated amount of such Letter of Credit, a nonrefundable fee equal to 3% per annum of the increase in the stated amount of such Letter of Credit, payable on the date of such increase (collectively, the "LETTER OF CREDIT FEES").

             (ii) L/C ISSUER CHARGES. The Borrowers shall pay to the Administrative Agent the standard charges actually assessed by the L/C Issuer in connection with the issuance, administration, amendment, payment or cancellation of Letters of Credit.

             (iii) CHARGES TO THE LOAN ACCOUNT. The Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Sections 3.01(c) and 4.02 of this Agreement with the amount of any Letter of Credit fees or charges due under this Section 3.03.

                                   ARTICLE IV

                      FEES, PAYMENTS AND OTHER COMPENSATION

     SECTION 4.01 AUDIT AND COLLATERAL MONITORING FEES. The Loan Parties acknowledge that the Agents may visit the Loan Parties and/or conduct audits, inspections, valuations, appraisals and/or field examinations of the Loan Parties at any time and from time to time in a manner so as to not unduly disrupt the business of the Loan Parties. The Borrowers agree to pay $1,500 per day per examiner plus the examiner's out-of-pocket costs and reasonable expenses (including all charges of third party appraisers and professionals employed by the Agents) incurred in connection with all such visits, inspections, audits, valuations, appraisals and examinations (collectively, "FIELD EXAMINATION FEES").

     SECTION 4.02 PAYMENTS; COMPUTATIONS AND STATEMENTS. (a) The Borrowers will make each payment under the Revolving Credit Note not later than 2:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent at the Payment Office. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrowers without defense, set-off or counterclaim to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, PROVIDED that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrowers not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrowers with any amount due and payable by the Borrowers under any Loan Document. Each of the Lenders and the Borrowers agree that the Administrative Agent shall have the right to make such charges whether or not any Event of Default or Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of the Borrowers shall be deemed a Revolving Loan hereunder made by the Lenders to the Borrowers, funded by the Administrative Agent on behalf of the Lenders and subject to Section 2.02 of this Agreement. The Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrowers as herein provided will be made as an accommodation to the Borrowers and solely at the Administrative Agent's discretion, PROVIDED that the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrowers with any amount due and payable under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

         (b) The Administrative Agent shall provide the Parent, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrowers during such month, the amounts and dates on all Loans made to the Borrowers during such month, the amounts and dates of all payments on account of the Loans to the Borrowers during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrowers during such month, any Letters of Credit issued by the L/C Issuer for the account of the Borrowers during such month, specifying the face amount thereof, the amount of charges to such Loan Account and/or Loans made to the Borrowers during such month to reimburse the Lenders for drawings made under Letters of Credit, and the amount and nature of any charges to such Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall, 30 days after the same is sent, be presumed to be correct and shall be final and conclusive absent manifest error.

     SECTION 4.03 SHARING OF PAYMENTS, ETC. Except as provided in Section 2.02, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

     SECTION 4.04 APPORTIONMENT OF PAYMENTS. (a) Subject to Section 2.02 hereof and to any written agreement among the Agents and the Lenders, all payments of principal and interest in respect of outstanding Loans, all payments in respect of the Reimbursement Obligations, all payments of fees and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders or the Agents as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans or Letter of Credit Obligations, as designated by the Person making payment when the payment is made.

         (b) After the occurrence and during the continuance of an Event of Default, all payments in respect of any Obligations and all proceeds of the Collateral, shall, unless the Administrative Agent shall otherwise agree, be applied, notwithstanding any other provision of this Agreement, (i) FIRST, to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents or the L/C Issuer until paid in full;
(ii) SECOND, ratably to pay the Revolving Loan Obligations (including Collateral Agent Advances) in respect of any fees and indemnities then due to the Lenders until paid in full; (iii) THIRD, ratably to pay interest due in respect of the Revolving Loans, Reimbursement Obligations and Collateral Agent Advances until paid in full; (iv) FOURTH, ratably to pay principal of the Revolving Loans and Letter of Credit Obligations (or, to the extent such Obligations are contingent, to provide cash collateral in respect of such Obligations) and Collateral Agent Advances until paid in full; and (v) FIFTH, to the ratable payment of all other Obligations then due and payable.

         (c) For purposes of Section 4.04(b), "paid in full" with respect to interest shall include interest accrued after the commencement of any Insolvency Proceeding irrespective of whether a claim for such interest is allowable in such Insolvency Proceeding.

         (d) In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.

     SECTION 4.05 INCREASED COSTS AND REDUCED RETURN. (a) If any Lender or the L/C Issuer shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in the interpretation or administration thereof by, any court, central bank or other Administrative or Governmental Authority, or compliance by the L/C Issuer or any Lender or any Person controlling any such Lender or the L/C Issuer with any directive of or guideline from any central bank or other Governmental Authority or the introduction of or change in any accounting principles applicable to the L/C Issuer or any Lender or any Person controlling any such Lender or the L/C Issuer (in each case, whether or not having the force of law), shall (i) change the basis of taxation of payments to the L/C Issuer or any Lender or any Person controlling any such Lender or the L/C Issuer of any amounts payable hereunder (except for taxes on the overall net income of the L/C Issuer or any Lender or any Person controlling any such Lender or the L/C Issuer), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, Letter of Credit or against assets of or held by, or deposits with or for the account of, or credit extended by, the L/C Issuer or any Lender, or any Person controlling any such Lender or the L/C Issuer or (iii) impose on the L/C Issuer or any Lender or any Person controlling any such Lender or the L/C Issuer any other condition regarding this Agreement or any Loan or Letter of Credit, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to the L/C Issuer or any Lender of making any Loan, issuing, guaranteeing or participating in any Letter of Credit, or agreeing to make any Loan or issue, guaranty or participate in any Letter of Credit, or to reduce any amount received or receivable by the L/C Issuer or any Lender hereunder, then, upon demand by the L/C Issuer or such Lender, the Borrowers shall pay to the L/C Issuer or such Lender such additional amounts as will compensate the L/C Issuer or such Lender for such increased costs or reductions in amount.

         (b) If any Lender or the L/C Issuer shall have determined that any Capital Guideline or adoption or implementation of, or any change in, any Capital Guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by the L/C Issuer, any Lender or any Person controlling such L/C Issuer or any Lender with any Capital Guideline or with any request or directive of any such Governmental Authority with respect to any Capital Guideline, or the implementation of, or any change in, any applicable accounting principles (in each case, whether or not having the force of law), either (i) affects or would affect the amount of capital required or expected to be maintained by the L/C Issuer, any Lender or any Person controlling such L/C Issuer or any Lender, and the L/C Issuer or any Lender determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, Letters of Credit issued or any guaranty or participation with respect thereto, or the L/C Issuer's, any Lender's or any such other controlling Person's other obligations hereunder, or
(ii) has or would have the effect of reducing the rate of return on the L/C Issuer's, any Lender's, any such other controlling Person's capital to a level below that which such L/C Issuer, such Lender or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, Letters of Credit issued, or any guaranty or participation with respect thereto or any agreement to make Loans, to issue Letters of Credit or such L/C Issuer's, such Lender's, such other controlling Person's other obligations hereunder (in each case, taking into consideration such L/C Issuer's, such Lender's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by the L/C Issuer or any Lender, the Borrowers shall pay to the L/C Issuer or such Lender from time to time such additional amounts as will compensate the L/C Issuer or such Lender for such cost of maintaining such increased capital or such reduction in the rate of return on such L/C Issuer's, such Lender's or such other controlling Person's capital.

         (c) All amounts payable under this Section 4.05 shall bear interest from the date that is ten days after the date of demand by the L/C Issuer or a Lender until payment in full to the L/C Issuer or such Lender at the Reference Rate. A certificate of the L/C Issuer or any Lender claiming compensation under this Section 4.05 specifying the event herein above described and the nature of such event shall be submitted by the L/C Issuer or such Lender to the Parent, setting forth the additional amount due and an explanation of the calculation thereof, the L/C Issuer's or such Lender's reasons for invoking the provisions of this Section 4.05, and shall be final and conclusive absent manifest error.

     SECTION 4.06 JOINT AND SEVERAL LIABILITY OF THE BORROWERS. (a) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each of the Borrowers hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agent and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.06), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.06 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

         (b) The provisions of this Section 4.06 are made for the benefit of the Agent, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agent, the Lenders or such successors or assigns first to marshall any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this
Section 4.06 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

         (c) Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agent or the Lenders with respect to any of the Obligations or any Collateral until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agent or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

                                   ARTICLE V

                               CONDITIONS TO LOANS

     SECTION 5.01 CONDITIONS PRECEDENT TO EFFECTIVENESS. This Agreement shall become effective as of the Business Day (the "EFFECTIVE DATE") when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agents:

         (a) PAYMENT OF FEES, ETC. The Borrowers shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to Sections 2.06 and 12.04.

         (b) REPRESENTATIONS AND WARRANTIES; NO EVENT OF DEFAULT. The following statements shall be true and correct: (i) the representations and warranties contained in

Article VI and in each other Loan Document, certificate or other writing delivered to the Agents, the Lenders or the L/C Issuer pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

         (c) LEGALITY. The making of the initial Loans or the issuance of any Letters of Credit shall not contravene any law, rule or regulation applicable to the Agents, the Lenders or the L/C Issuer.

         (d) DELIVERY OF DOCUMENTS. The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date:

             (i) a Guaranty, duly executed by Funding Corp.;

             (ii) counterparts to this Agreement, duly executed by each Borrower, Guarantor, Agent and Lender;

             (iii) a Revolving Credit Note payable to the order of each Lender with a Revolving Credit Commitment, duly executed by the Borrowers;

             (iv) the Amendatory Agreement, duly executed by the Collateral Agent, each Borrower and Guarantor and substantially in the form of Exhibit C hereto;

             (v) Amendment No. 1 to the Contribution Agreement, substantially in the form of Exhibit I hereto, among the Borrowers;

             (vi) [Reserved];

             (vii) appropriate financing statements on Form UCC-1 and amendments on Form UCC-3, duly executed by each Loan Party and duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect, or to continue the perfection of, the security interests purported to be created by the Security Agreements;

             (viii) certified copies of request for copies of information on Form UCC-11, listing all effective financing statements which name as debtor any Loan Party and which are filed in the offices referred to in paragraph (vii) above, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Collateral Agent and except for such financing statements for which executed termination statements on Form UCC-3 have been delivered to the Collateral Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Collateral Agent, shall not show any such Liens, other than Permitted Liens;

             (ix) a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

             (x) a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

             (xi) a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of each Loan Party certifying as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such states, together with confirmation by telephone or telegram (where available) on the Effective Date from such official(s) as to such matters;

             (xii) a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a date not more than 30 days prior to the Effective Date by an appropriate official of the state of organization of such Loan Party;

             (xiii) a certificate of an Authorized Officer of each Loan Party, certified as of the Effective Date, certifying as to the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party;

             (xiv) an opinion of Bingham Dana LLP, counsel to the Loan Parties, substantially in the form of Exhibit F and as to such other matters as the Collateral Agent may reasonably request;

             (xv) a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in subsection (b) of this Section 5.01;

             (xvi) a copy of the Financial Statements, together with a certificate of an Authorized Officer of the Parent setting forth all existing Indebtedness, pending or threatened litigation or claims and other contingent liabilities of the Parent and its Subsidiaries;

             (xvii) evidence of the insurance coverage required by Section 7.01(h) and the terms of the Security Agreements and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with such indorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days' prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Collateral Agent may request;

             (xviii) a certificate of an Authorized Officer of the Parent, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowings, Letters of Credit Applications and all other notices under this Agreement and the other Loan Documents;

             (xix) (A) the Foothill Assignment and the Foothill Resignation Agreement, each duly executed by the parties thereto and effective immediately prior to the Effective Date, and (B) evidence that the revolving credit note issued to Foothill and evidencing the Existing Revolving Loans has been marked "cancelled" and returned to the Borrowers;

             (xx) copies of the Specified Joint Venture Agreement, any other material agreement entered into in connection therewith and the other Material Contracts as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of the Parent, together with a certificate of an Authorized Officer of the Parent stating that such agreements remain in full force and effect and that the Parent and its Subsidiaries have not breached or defaulted in any of their obligations under such agreements;

             (xxi) a termination and release agreement with respect to the Receivable Purchase Facility and all related agreement and other documents, duly executed by Borrowers, Funding Corp. and Foothill, together with UCC-3 termination statements for all UCC-1 financing statements filed by (or assigned to) Foothill and covering any portion of the Collateral, and evidence that each of the demand notes and other promissory notes delivered in connection with the Receivable Purchase Facility has been marked "cancelled" and returned to the issuer thereof;

             (xxii) a copy of each Existing Letter of Credit and each Fleet Letter of Credit outstanding on the Effective Date; and

             (xxiii) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Collateral Agent in form and substance, as the Collateral Agent may reasonably request.

         (e) MATERIAL ADVERSE CHANGE; LITIGATION. The Collateral Agent shall have determined, in its sole judgment, that no material adverse change shall have occurred in the business, operations, condition (financial or otherwise), properties or prospects of the Loan Parties (taken as a whole) since April 28, 2001; and there shall exist no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or Governmental Authority which relates to the Loan Documents or which, in the opinion of the Agents, has any reasonable likelihood of having a material adverse effect on the condition (financial or otherwise), operations, properties, business or prospects of the Loan Parties.

         (f) PROCEEDINGS; RECEIPT OF DOCUMENTS. All proceedings in connection with the making of the initial Loans or the issuance of the initial Letter of Credit (and the assumption by the Administrative Agent of any existing Letter of Credit Guaranties) and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agents and their counsel, and the Agents and their counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Agents or such counsel may reasonably request.

         (g) TERM LOANS. The Borrowers shall have repaid the term loans made by Ableco and A2 Funding, LP pursuant to the Original Financing Agreement, all accrued and unpaid interest thereon and all other obligations with respect thereto in cash, which repayment may be made by the Borrowers with funds on deposit in the Cash Collateral Account prior to the Effective Date and other cash on hand. The proceeds of the Loans may not be used to repay such term loans or such other obligations. Upon payment in accordance with this paragraph, the term notes issued to Ableco and A2 Funding LP pursuant to the Original Financing Agreement shall be marked "cancelled" and returned to the Parent.

         (h) FLEET LETTERS OF CREDIT AND EXISTING LETTERS OF CREDIT. Wells Fargo Bank, N.A. shall have agreed to maintain the Existing Letters of Credit (other than the Existing Letter of Credit which names Fleet as beneficiary, to the extent Fleet has directed in writing that such Existing Letter of Credit be terminated) on terms satisfactory to the Agents and pursuant to a written agreement, in form and substance satisfactory to the Agents. In the event that the Borrowers and Fleet and/or the Borrowers and Wells Fargo Bank, N.A., enter into any cash collateral or other arrangements with respect to the Fleet Letters of Credit or the Existing Letters of Credit (as applicable), such arrangements shall be satisfactory to the Agents.

         (i) AVAILABILITY. After giving effect to all Loans made on the Effective Date and all Letters of Credit issued on the Effective Date, (i) Availability plus the amount of the Borrowers' cash on hand shall not be less than $7,500,000 and (ii) all accounts payable of the Loan Parties shall be at a level and in a condition reasonably satisfactory to the Collateral Agent. The Parent shall deliver to the Collateral Agent a certificate of the chief financial officer and the chief operating officer of the Parent certifying as to the matters set forth in clauses (i) and (ii) above and containing the calculations thereof.

         (j) EXISTING LOCKBOXES. The interest of Foothill in the Existing Lockboxes and all related accounts at the Existing Lockbox Bank shall have been terminated in a manner satisfactory to the Agents and the Existing Lockbox Bank, the Agents and the Borrowers shall have entered into such lockbox agreements, blocked account agreements or other agreements as the Agents shall deem appropriate consistent with Section 8.01.

         (k) INDENTURE. The Agents and their counsel shall be satisfied that the execution, delivery and performance by the Loan Parties of the Loan Documents will not breach any of the terms or conditions of the Indenture Documents.

         (l) APPROVALS. All governmental and third party consents and approvals necessary in connection with the effectiveness of the Loan Documents and the transactions contemplated thereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Agents) and shall remain in effect and all applicable governmental filings shall have been made and all applicable waiting periods shall have expired without in either case any action being taken by any competent authority; and no law or regulation shall be applicable in the judgment of the Agents that restrains, prevents or impose materially adverse conditions on the performance of the Loan Documents and the transactions contemplated thereby.

     SECTION 5.02 CONDITIONS PRECEDENT TO ALL LOANS AND LETTERS OF CREDIT. The obligation of any Agent or any Lender to make any Loan or of the Administrative Agent to assist the Borrowers in establishing or opening any Letter of Credit is subject to the fulfillment, in a manner satisfactory to the Administrative Agent, of each of the following conditions precedent:

         (a) PAYMENT OF FEES, ETC. The Borrowers shall have paid all fees, costs, expenses and taxes then payable by the Borrowers pursuant to this Agreement and the other Loan Documents, including, without limitation, Sections
2.06 and 12.04 hereof.

         (b) REPRESENTATIONS AND WARRANTIES; NO EVENT OF DEFAULT. The following statements shall be true and correct, and the submission by the Parent to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrowers' acceptance of the proceeds of such Loan, or the submission by the Parent of a Letter of Credit Application with respect to a Letter of Credit, and the issuance of such Letter of Credit, shall each be deemed to be a representation and warranty by the Borrowers on the date of such Loan or the date of issuance of Letter of Credit that: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to the Agents pursuant hereto or thereto on or prior to the date of such Loan or Letter of Credit are true and correct on and as of such date as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), (ii) at the time of and after giving effect to the making of such Loan and the application of proceeds thereof or at the time of issuance of such Letter of Credit, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, or the issuance of such Letter of Credit to be issued, on such date and (iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.

         (c) LEGALITY. The making of such Loan or the issuance of such Letter of Credit shall not contravene any law, rule or regulation applicable to the Agents, the Lenders or the L/C Issuer.

         (d) NOTICES. Except in the case of a Revolving Loan pursuant to Section 3.01(c), the Administrative Agent shall have received (i) a Notice of Borrowing pursuant to Section 2.02 hereof or (ii) a Letter of Credit Application pursuant to Section 3.03 hereof.

         (e) DELIVERY OF DOCUMENTS. The Agents shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance satisfactory to the Agents, as any Agent may reasonably request.

         (f) PROCEEDINGS; RECEIPT OF DOCUMENTS. All proceedings in connection with the making of such Loan or the issuance of such Letter of Credit and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agents and their counsel, and the Agents and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance satisfactory to the Agents, as the Agents or such counsel may reasonably request.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     SECTION 6.01 REPRESENTATIONS AND WARRANTIES. Each Loan Party hereby represents and warrants to the Agents, the Lenders and the L/C Issuer as follows:

         (a) ORGANIZATION, GOOD STANDING, ETC. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

         (b) AUTHORIZATION, ETC. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

         (c) GOVERNMENTAL APPROVALS. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party.

         (d) ENFORCEABILITY OF LOAN DOCUMENTS. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

         (e) SUBSIDIARIES. Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of such Subsidiaries of the Parent in existence on the date hereof. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule, all such Capital Stock is owned by the Parent or one or more of its wholly-owned Subsidiaries, free and clear of all Liens other than in favor of the Collateral Agent. Except as set forth on Schedule 6.01(e), there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Parent.

         (f) LITIGATION. Except as set forth in Schedule 6.01(f), there is no pending or, to the knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party before any court or other Governmental Authority or any arbitrator that (i) if adversely determined, could have a Material Adverse Effect, (ii) relates to the Indenture Documents, the Original Financing Agreement, the Fleet Letters of Credit, the Existing Letters of Credit, the Existing Revolving Loans, the Receivable Purchase Facility or any Material Contract, or (iii) relates to this Agreement, the Notes or any other Loan Document or any transaction contemplated hereby or thereby.

         (g) FINANCIAL CONDITION.

             (i) The Financial Statements, copies of which have been delivered to the Agents and the Lenders, fairly present the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since April 28, 2001, no event or development has occurred that has had or could have a Material Adverse Effect.

             (ii) The Parent has heretofore furnished to the Lenders projected monthly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the period from April 28, 2001, through April 28, 2002, as updated from time to time pursuant to Section 7.01(a)(vii). Such projections, as so updated, are believed by the Parent at the time furnished to be reasonable, have been prepared on a reasonable basis and in good faith by the Parent, and have been based on assumptions believed by the Parent to be reasonable at the time made and upon the best information then reasonably available to the Parent, and the Parent is not aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

         (h) COMPLIANCE WITH LAW, ETC. None of the Loan Parties is in violation of its organizational documents, any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any agreement or instrument (including, without limitation, the Indenture Documents, the Receivable Purchase Documents or any other Material Contract) binding on or otherwise affecting it or any of its properties, and no Default or Event of Default has occurred and is continuing.

         (i) ERISA. Except as set forth on Schedule 6.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status,
(iv) no Employee Plan had an accumulated or waived funding deficiency or permitted decreases which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (v) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months. Except as set forth on Schedule 6.01(i), none of the Loan Parties or any of their ERISA Affiliates have incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or are aware of any facts indicating that the Loan Parties or any of their ERISA Affiliates may in the future incur any such withdrawal liability. Except as required by Section 4980B of the Internal Revenue Code, none of the Loan Parties or any of their ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant's termination of employment. None of the Loan Parties or any of their ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state law, which remains unpaid or unsatisfied.

         (j) TAXES, ETC. All Federal, state and local tax returns and other reports required by applicable law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof.

         (k) REGULATION U. None of the Loan Parties is nor will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

         (l) NATURE OF BUSINESS. None of the Loan Parties is engaged in any business other than as described in the quarterly financial statement filed by the Parent with the SEC on Form 10-Q for the fiscal quarter ending January 29, 2001.

         (m) ADVERSE AGREEMENTS, ETC. Neither the Parent nor any other Loan Party is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or in the future could have, a Material Adverse Effect.

         (n) PERMITS, ETC. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

         (o) PROPERTIES. (i) Each Loan Party has good and marketable title to, or valid leasehold interests in, all property and assets material to its business, free and clear of all Liens except Permitted Liens. The properties are in good working order and condition, ordinary wear and tear excepted.

             (ii) Schedule 6.01(o) sets forth a complete and accurate list as of the Effective Date of the location, by state and street address, of all real property owned or leased by each Loan Party and, in the case of owned real property, a description of each mortgage Lien affecting such real property. As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party. Schedule 6.01(o) sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 6.01(o). To the knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder, and none of the Loan Parties (or any other party to any such Lease) has not at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

         (p) FULL DISCLOSURE. Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; PROVIDED that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no contingent liability or fact that may have a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a schedule hereto.

         (q) EXISTING LETTERS OF CREDIT; FLEET LETTERS OF CREDIT. (i) Schedule 6.01(q)(i) sets forth the number, beneficiary, account party, undrawn amount and expiration date of each Existing Letter of Credit which has not terminated or expired on or prior to the Effective Date.

             (ii) Schedule 6.01(q)(ii) sets forth the number, beneficiary, account, party, undrawn amount and expiration date of each Fleet Letter of Credit which has not terminated or expired on or prior to the Effective Date.

         (r) OPERATING LEASE OBLIGATIONS. On the Effective Date, none of the Loan Parties has any obligations as lessee for the payment of rent for any personal property (with annual lease payments in excess of $100,000) or real property other than the Operating Lease Obligations set forth on Schedule 6.01(r).

         (s) ENVIRONMENTAL MATTERS. Except as set forth on Schedule 6.01(s), (i) no properties currently owned by any Loan Party or any of their Subsidiaries are currently being used, nor, to the Loan Parties' knowledge, have ever been used, for any activities involving, directly or indirectly, the use, handling, generation, treatment, storage transportation or disposal of any Hazardous Materials; (ii) the operations of each Loan Party and any of their subsidiaries are in compliance with Environmental Laws in all material respects; (iii) there has been no Release at, from, or, onto any of the properties owned or operated by any Loan Party or any of its Subsidiaries or a predecessor in interest at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (iv) no Environmental Action has been asserted against any Loan Party or any of its Subsidiaries or, to any Loan Party's knowledge, any predecessor in interest nor does any Loan Party have knowledge or notice of any pending Environmental Action against any Loan Party or any of their Subsidiaries or any predecessor in interest which could have a Material Adverse Effect; (v) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could have a Material Adverse Effect; and (vi) none of the Collateral is subject to any existing or pending Environmental Action or Environmental Lien.

         (t) INSURANCE. Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen's compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Collateral Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 6.01(t) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

         (u) USE OF PROCEEDS. The proceeds of the Loans shall be used to (i) refinance the Existing Revolving Loans under the Original Financing Agreement,
(ii) pay fees and expenses in connection with the transactions contemplated hereby, (iii) fund working capital and general corporate requirements of the Borrowers and (iv) to pay fees and expenses related to this

Agreement. The Letters of Credit will be used for general working capital purposes, including as security for (A) if so requested by the Parent and deemed appropriate in the judgment of the Agents, the Fleet Letters of Credit and the Existing Letters of Credit, and (B) certain environmental obligations of the Borrowers.

         (v) SOLVENCY. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan and Letter of Credit, each Loan Party is, and the Loan Parties on a consolidated basis are, Solvent.

         (w) LOCATION OF BANK ACCOUNTS; EXISTING LOCKBOXES. (i) Schedule 6.01(w) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (I.E., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

             (ii) Schedule 8.01 sets forth a complete and accurate description as of the Effective Date of the Existing Lockboxes (I.E., the name of the Existing Lockbox Bank, the address and p.o. box number of the Existing Lockboxes and the account numbers of the related Collection Accounts).

         (x) INTELLECTUAL PROPERTY. Except as set forth on Schedule 6.01(x), each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are necessary for the operations of its businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not have a Material Adverse Effect. Set forth on Schedule 6.01(x) is a complete and accurate list as of the Effective Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations and other intellectual property rights of each Loan Party. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not have, individually or in the aggregate, a Material Adverse Effect. To the best knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could have a Material Adverse Effect.

         (y) MATERIAL CONTRACTS. Set forth on Schedule 6.01(y) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto.

         (z) HOLDING COMPANY AND INVESTMENT COMPANY ACTS. None of the Loan Parties is (i) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

         (aa) EMPLOYEE AND LABOR MATTERS. (i) There is (A) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (B) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party and (C) to the best knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any of them.

         (bb) CUSTOMERS AND SUPPLIERS. There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (A) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (B) any Loan Party, on the one hand, and any material supplier thereof, on the other hand; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.

         (cc) NO BANKRUPTCY FILING. None of the Loan Parties is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such Loan Party's assets or property, and none of the Loan Parties has any knowledge of any Person contemplating the filing of any such petition against it.

         (dd) [Intentionally Omitted]

         (ee) LOCATION OF INVENTORY; PLACE OF BUSINESS; CHIEF EXECUTIVE OFFICE. There is no location at which the Borrowers have any Inventory (except for Inventory in transit) other than (i) those locations listed on Schedule 6.01(ee) and (ii) any other locations approved in writing by the Collateral Agent pursuant to the definition of "Eligible Inventory". Schedule 6.01(ee) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Inventory of each Loan Party is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns. Schedule 6.01(ee) sets forth a complete and accurate list as of the date hereof of (A) each place of business of each Loan Party and (B) the chief executive office of each Loan Party.

         (ff) TRADENAMES. Schedule 6.01(ff) hereto sets forth a complete and accurate list as of the Effective Date of all tradenames used by each Loan Party.

         (gg) SECURITY INTERESTS. Each Security Agreement and each Pledge Agreement creates in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements and UCC-3 amendments to financing statement described in Section 5.01(d)(xii) and the recording of the Assignment for Security (Trademarks) and Assignment for Security (Patents), referred to in each Security Agreement, in the United States Patent and Trademark Office, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable law, (ii) the recording of the Assignment for Security (Trademarks) and Assignment for Security (Patents) pursuant to each Security Agreement in the United States Patent and Trademark Office, with respect to after-acquired U.S. patent and trademark applications and registrations, (iii) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property, and (iv) the registration of all U.S. copyrights and the recordation of the Assignment for Security (Copyrights) in the United States Copyright Office.

         (hh) SCHEDULES. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.

         (ii) REPRESENTATIONS AND WARRANTIES IN DOCUMENTS; NO DEFAULT. All representations and warranties set forth in the Loan Documents are true and correct in all respects at the time as of which such representations were made and on the Effective Date. No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

                                  ARTICLE VII

                            COVENANTS OF THE BORROWER

     SECTION 7.01 AFFIRMATIVE COVENANTS. So long as any principal of or interest on any Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligations (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, the Loan Parties will, unless the Required Lenders shall otherwise consent in writing:

         (a) REPORTING REQUIREMENTS. Furnish to each Agent and each Lender:

             (i) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for


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


the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Lenders, subject to normal year-end adjustments;

             (ii) as soon as available, and in any event within 90 days after the end of each Fiscal Year consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of Grant Thorton LLP or another independent certified public accountants of recognized standing selected by the Parent and reasonably satisfactory to the Agents (which opinion shall be without (A) a "going concern" or like qualification or exception, (B) any qualification or exception as to the scope of such audit (other than with regard to certain foreign Subsidiaries and Subsidiaries acquired within the audit period where such accountant is relying on the opinions or agreed upon procedures of other accountants or certified financial statements prepared by other accountants or by such acquired Subsidiaries) or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03), together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

             (iii) as soon as available, and in any event within 30 days of the end of each fiscal month of the Parent and its Subsidiaries internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and consolidated and consolidating statements of cash flows for such fiscal month of the Parent and its Subsidiaries for such fiscal month and for the period from the beginning of such Fiscal Year to the end of such fiscal month, all in reasonable detail and certified by an Authorized Officer as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such fiscal month and the results of operations and cash flows of the Parent and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Lenders, subject to (A) normal year-end adjustments and (B) in the case of the first and second fiscal month of each Fiscal Year, such other customary adjustments as the Parent reasonably deems necessary as a result of such financial statements having been prepared prior to the completion of audited financial statements for the immediately preceding Fiscal Year;


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


             (iv) simultaneously with the delivery of the financial statements of the Parent required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of such Loan Documents at the times such compliance is required by the Loan Documents, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto and (B) attaching a schedule showing the calculations specified in Section 7.03;

             (v) (A) as soon as available and in any event within 10 Business Days of the end of each fiscal month of the Borrowers, reports in detail satisfactory to the Agents and certified by an Authorized Officer as being accurate and complete (1) listing all accounts payable of the Loan Parties as of each such day which shall include the amount and age of each account payable, the name and mailing address of each account creditor and such other information as any Agent may request, and (2) listing all Inventory of the Loan Parties as of each such day, and containing a breakdown of such Inventory by type and amount, the cost and the current market value thereof (by location), the date of acquisition, the warehouse and production facility location and such other information as any Agent may request, all in detail and in form satisfactory to the Agents; and (B) on a weekly basis, a report, in detail satisfactory to the Agents, updating from the most recent Borrowing Base Certificate the value of the Accounts Receivable and Eligible Joint Venture Receivables and total past due Accounts Receivable;

             (vi) as soon as available and in any event within 5 Business Days after the end of each month, a Borrowing Base Certificate current as of the close of business on the last Business Day of such month, supported by such schedules and other information as the Administrative Agent may reasonably request from time to time, PROVIDED, that (A) the Borrowing Base set forth in the Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by the Administrative Agent but not including the date on which a subsequent Borrowing Base Certificate is received by the Administrative Agent, unless any Agent disputes the eligibility of any property for inclusion in the calculation of the Borrowing Base or the valuation thereof by notice of such dispute to the Parent and (B) in the event of any dispute about the eligibility of any property for inclusion in the calculation of the Borrowing Base or the valuation thereof, such Agent's good faith judgment shall control;

             (vii) (A) within six months of the Effective Date, projected annual balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Year ending in April 2003 and (B) on or before April 15 of each year, (A) financial projections supplementing and superseding the financial projections for such period delivered pursuant to the preceding clause (A), prepared on a monthly basis and otherwise in


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


form and substance satisfactory to the Agents, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries, all such financial projections to be reasonable, to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Parent to be reasonable at the time made and from the best information then available to the Parent, and (B) a list of the fiscal months for the Parent and its Subsidiaries for such immediately succeeding Fiscal Year;

             (viii) promptly after submission to any Government Authority, all documents and information furnished to such Government Authority in connection with any investigation of any Loan Party other than (A) routine inquiries by such Governmental Authority and (B) inquiries regarding matters which are immaterial;

             (ix) as soon as possible, and in any event within three days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could have a Material Adverse Effect, the written statement of an Authorized Officer setting forth the details of such Event of Default, Default, other event or Material Adverse Effect and the action which the Parent and its Subsidiaries propose to take with respect thereto;

             (x) (A) as soon as possible and in any event (1) within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Employee Plan has occurred, (2) within 10 days after a Borrower or any ERISA Affiliate thereof knows or has reason to know that any other Termination Event with respect to any Employee Plan has occurred, or (3) within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within three days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by the Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within three days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof send notice of a plant closing or mass layoff (as


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


defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

             (xi) promptly after the commencement thereof but in any event not later than 7 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could have a Material Adverse Effect;

             (xii) as soon as possible and in any event within 10 days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party delivers or receives in connection with the Indenture Documents or any other Material Contract;

             (xiii) promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

             (xiv) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof; and

             (xv) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

         (b) ADDITIONAL GUARANTIES AND COLLATERAL SECURITY.

             (i) Cause each domestic Subsidiary of any Loan Party which either
(x) is not in existence on the Effective Date or (y) is in existence on the Effective Date, is designated at such time as an Excluded Subsidiary and ceases at any time thereafter to be an Excluded Subsidiary, to execute and deliver to the Collateral Agent promptly and in any event within three days after the formation, acquisition or change in status thereof and in form and substance satisfactory to the Collateral Agent (A) a Guaranty guaranteeing the Obligations, (B) a Security Agreement, (C) if such Subsidiary owns or leases any real property such that a Mortgage would be required to be delivered for such property under Section 7.01(o), (x) promptly deliver a notice to the Collateral Agent setting forth with specificity a description of such real property, the location of such real property, any structures or improvements thereon and either an appraisal or the Parent's good-faith estimate of the current value of such real property, and (y) if requested by the Collateral Agent, promptly execute and deliver one or more Mortgages creating on such real property a perfected, first priority Lien on such real property, and, if the same would be required under Section 7.01(o), a Title Insurance Policy covering such real property, a current ALTA survey thereof and a surveyor's certificate, each in form and substance satisfactory to the Collateral Agent, together with such other agreements, instruments and documents as the Collateral Agent may require whether comparable to the documents required under Section 7.01(o) or otherwise, and (D) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations.

             (ii) If the value of the Inventory owned by the Borrowers in the State of Texas as of January 1, 2001 exceeds $500,000 in the aggregate, deliver to the Lenders the legal opinion of Texas local counsel to the Loan Parties, substantially in the form of Exhibit J-2 and as to such other matters as the Collateral Agent may reasonably request.

             (iii) If Funding Corp. has not been dissolved within 30 days of the Effective Date, deliver to the Collateral Agent a Security Agreement and such UCC-1 Financing Statements as the Collateral Agent may require, in each case in form and substance satisfactory to the Collateral Agent and duly executed by Funding Corp.

         (c) COMPLIANCE WITH LAWS, ETC. Comply, and cause each of their Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (including, without limitation, all Environmental
Laws), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and
(ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties; except in each case to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof.

         (d) PRESERVATION OF EXISTENCE, ETC. Except as otherwise expressly permitted by Section 7.02(c) (i) maintain and preserve, and cause each of their Subsidiaries to maintain and preserve, their existence, rights and privileges, and (ii) become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by them or in which the transaction of their business makes such qualification necessary, except, in the case of this clause (ii), where the failure to become or remain so qualified could not reasonably be expected to have a Material Adverse Effect.

         (e) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Keep, and cause each of their Subsidiaries to keep, adequate records and books of account, with complete entries made in accordance with GAAP.

         (f) INSPECTION RIGHTS. Permit, and cause each of their Subsidiaries to permit, the Agents or any agents or representatives thereof at any time and from time to time during normal business hours and so as not to unduly disrupt the normal operations of the Borrowers, at the expense of the Borrowers, to examine and make copies of and abstracts from their records and books of account, to visit and inspect their properties, to verify materials, leases, notes, accounts receivable, deposit accounts and other assets of the Loan Parties and their Subsidiaries, to conduct audits, physical counts, valuations, appraisals, environmental assessments or examinations and to discuss their affairs, finances and accounts with any of the directors, officers, managerial employees, independent accountants or other representatives thereof. The Borrowers agree to pay the reasonable cost of such audits, counts, valuations, appraisals,


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


assessments or examinations. So long as no Default or Event of Default shall have occurred and be continuing, the Agents shall provide the Parent with at least one Business Day notice prior to exercising the rights set forth in this subsection (f). With respect to business valuations, the Loan Parties shall assist the Collateral Agent in obtaining, at the sole cost and expense of the Borrowers, a business valuation of the Parent and its Subsidiaries performed by a third party reasonably acceptable to the Collateral Agent at such times as the Collateral Agent shall determine, PROVIDED that so long as no Default or Event of Default shall have occurred and be continuing, such business valuations shall be obtained no more frequently than one time during any twelve month period.

         (g) MAINTENANCE OF PROPERTIES, ETC. Maintain and preserve, and cause each of their Subsidiaries to maintain and preserve, all of their properties which are necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of their Subsidiaries to comply, at all times with the provisions of all leases to which each of them is a party as lessee or under which each of them occupies property, so as to prevent any loss or forfeiture thereof or thereunder which reasonably could be expected to have a Material Adverse Effect.

         (h) MAINTENANCE OF INSURANCE. Maintain, and cause each of their Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to their properties (including all real properties leased or owned by them) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Lenders, as its interests may appear, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of Collateral Agent, and shall provide for not less than 30 days' prior written notice to the Collateral Agent of the exercise of any right of cancellation. If the Loan Parties or any of their Subsidiaries fail to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrowers' expense and without any responsibility on the Collateral Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, the Loan Parties and their Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

         (i) OBTAINING OF PERMITS, ETC. (i) Obtain, maintain and preserve, and cause each of their Subsidiaries to obtain, maintain and preserve, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary in the proper


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


conduct of its business and (ii) become or remain, and cause each of their Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except, in the case of this clause (ii), where the failure to become or remain so qualified could not reasonably be expected to have a Material Adverse Effect.

         (j) ENVIRONMENTAL. (i) Keep any property either owned or operated by them or any of their Subsidiaries free of any Environmental Liens; (ii) comply, and cause their Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Collateral Agent documentation of such compliance which the Collateral Agent reasonably requests; (iii) promptly notify the Agents of any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by the Loan Parties or any of their Subsidiaries and take any Remedial Actions required to abate said Release;
(iv) promptly provide the Agents with written notice within 10 days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries securing a liability in excess of $500,000; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of any violation, citation, request for information or other Administrative order which could reasonably be expected to have a Material Adverse Effect and (v) defend, indemnify and hold harmless the Agents and the Lenders and their transferees, and their respective employees, agents, officers and directors ("INDEMNIFIED PARTIES"), from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) ("COSTS") arising out of (A) the presence, disposal, Release or threatened Release of any Hazardous Materials on any property at any time owned or occupied by any Loan Party, or any of its Subsidiaries or its respective predecessors in interest or title, (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (C) any investigation, Environmental Action brought or threatened, settlement reached or government order relating to such Hazardous Materials and/or (D) any violation of any Environmental Law, but excluding any Costs finally determined by a court of competent jurisdiction to have been caused solely by the gross negligence or willful misconduct of any of the Indemnified Parties.

         (k) FURTHER ASSURANCES. Take such action and execute, acknowledge and deliver, and cause each of their Subsidiaries to take such action and execute, acknowledge and deliver, at their sole cost and expense, such agreements, instruments or other documents as each Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of the Loan Parties and their Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent the rights now or hereafter intended to be granted to the Agents, the Lenders and the L/C Issuer under this Agreement or any other Loan Document.


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


         (l) CHANGE IN COLLATERAL; COLLATERAL RECORDS. (i) Give the Collateral Agent not less than 30 days' prior written notice of any change in the location of any Collateral, other than to locations set forth on Schedule 7.01(l) and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and
(iii) execute and deliver, and cause each of their Subsidiaries to execute and deliver, to the Collateral Agent for the benefit of the Lenders from time to time, solely for the Collateral Agent's convenience in maintaining a record of Collateral, such written statements and schedules as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.

         (m) LANDLORD WAIVERS; MORTGAGEE WAIVERS; COLLATERAL ACCESS AGREEMENTS.
(i) Use best efforts to deliver to the Collateral Agent (A) a landlord waiver for each real property location leased by any Loan Party on or after the Original Effective Date and described in Schedule 7.01(m), executed by the owner of such real property, (B) a mortgagee waiver for each real property location owned by any Loan Party on or after the Original Effective Date and described in
Schedule 7.01(m) which is subject to a mortgage, executed by the mortgagee under such mortgage, and (C) a collateral access agreement, executed by each Person (other than a Loan Party) that has possession of any Collateral on or after the Original Effective Date at a location described in Schedule 7.01(m), each such document to be in form and substance reasonably satisfactory to the Collateral Agent.

             (ii) Obtain at the time any Loan Party enters into a lease or mortgage for real property not occupied on or after the Original Effective Date or delivers possession of Collateral to Persons that did not have possession of Collateral on or after the Original Effective Date a landlord's waiver from the landlord of such real property (which waiver may be contained in such lease), a mortgagee waiver from the mortgagee for such real property or a collateral access agreement from the Person that has possession of such Collateral, each in form and substance reasonably satisfactory to the Collateral Agent.

         (n) SUBORDINATION. Cause all Indebtedness and other obligations now or hereafter owed by any Loan Party to any of its Affiliates, other than the Indebtedness evidenced by the Intercompany Notes and pledged to the Indenture Trustee pursuant to the Indenture Pledge Agreement, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders in accordance with a subordination agreement in form and substance satisfactory to the Agents.

         (o) AFTER ACQUIRED REAL PROPERTY. Upon the acquisition by any Loan Party or any of its Subsidiaries after the date hereof of any interest (whether fee or leasehold) in any real property (wherever located) (each such interest being an "AFTER ACQUIRED PROPERTY") (x) with a Current Value (as defined below) in excess of $1.00 in the case of a fee interest, or (y) requiring the payment of annual rent exceeding in the aggregate $500,000 in the case of leasehold interest, promptly so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party's good-faith estimate of the current value of such real property (for purposes of this Section, the "CURRENT VALUE"). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage and the


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


other documents referred to below or in the case of leasehold, a leasehold Mortgage or landlord's waiver (pursuant to Section 7.01(m) hereof). Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall promptly furnish to the Collateral Agent the following, each in form and substance satisfactory to the Collateral Agent: (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form,
(ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of the Agents and the Lenders thereunder, (iii) if the Current Value of such real property exceeds $1 million, (A) a Title Insurance Policy, (B) a survey of such real property, certified to the Collateral Agent and to the issuer of the Title Insurance Policy by a licensed professional survey or reasonably satisfactory to the Collateral Agent, and (C) Phase I environmental assessment reports with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent, (iv) in the case of a leasehold interest, a certified copy of the lease between the landlord and such Person with respect to such real property in which such Person has a leasehold interest, and the certificate of occupancy with respect thereto, (v) in the case of a leasehold interest, an attornment and nondisturbance agreement between the landlord (and any fee mortgagee) with respect to such real property and the Collateral Agent, and (vi) such other documents or instruments (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require. The Loan Parties shall pay all fees and expenses, including reasonable attorneys' fees and expenses, and all title insurance charges and premiums, in connection with their obligations under this
Section 7.01(o).

         (p) FISCAL YEAR. Cause the Fiscal Year of the Parent and its Subsidiaries to end on the last Saturday in April, or May 1, if such date is a Saturday, of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

         (q) BORROWING BASE; OTHER REQUIREMENTS. Maintain all Revolving Loans and Letter of Credit Obligations in compliance with the then current Borrowing Base and Section 2.01 hereof.

         (r) ACCOUNTS RECEIVABLE. Cause all Accounts Receivable of the Borrowers and all Eligible Joint Venture Receivables to be paid directly to the Lockbox Banks and to be credited to the Collection Accounts on each Business Day.

         (s) CASH SWEEP. During the continuance of a Cash Sweep Event, cause all funds on deposit in the Lockboxes or the Collection Accounts to be sent directly to the Administrative Agent's Account.

     SECTION 7.02 NEGATIVE COVENANTS. So long as any principal of or interest on any Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, the Loan Parties shall not, unless the Required Lenders shall otherwise consent in writing:

         (a) LIENS, ETC. Create, incur, assume or suffer to exist, or permit any of their Subsidiaries to create, incur, assume or suffer to exist any Lien upon or with respect to any of their properties, whether now owned or hereafter acquired, to file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names any Loan Party or any of its Subsidiaries as debtor, to sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof), to sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to any Loan Party or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income, other than Permitted Liens.

         (b) INDEBTEDNESS. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of their Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, other than Permitted Indebtedness.

         (c) FUNDAMENTAL CHANGES. Wind-up, liquidate or dissolve (or permit or suffer any Subsidiary thereof) or merge, consolidate or amalgamate with any Person, convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of their business, property or assets, whether now owned or hereafter acquired, or (agree to do any of the foregoing) or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of their Subsidiaries to do any of the foregoing; PROVIDED, HOWEVER, that

             (i) (x) any Subsidiary of the Parent may be merged into the Parent or another Loan Party that is wholly owned by the Parent or may consolidate with the Parent or another Loan Party that is wholly owned by the Parent and (y) any Borrower may be merged into another Borrower or may consolidate with another Borrower, so long as (A) the Parent gives the Agent at least 60 days' prior written notice of such merger or consolidation, (B) no Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (C) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation, and (D) the surviving entity is a party to this Agreement or a Guaranty and a Security Agreement, in each case which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation;

             (ii) any of the Loan Parties and their Subsidiaries may (A) sell Inventory in the ordinary course of business, (B) dispose of obsolete or worn-out equipment in the ordinary course of business, (C) sell the Facility for a cash purchase price not less than the lesser of (x) $2 million and (y) the fair market value thereof, PROVIDED that the Net Cash Proceeds of such sale are deposited into the Cash Collateral Account pursuant to Section 2.05(d), (D) sell the Ophir Investment for a cash purchase price not less than the fair market value thereof, PROVIDED that the Net Cash Proceeds of such sale are deposited into the Cash Collateral Account pursuant to Section 2.05(d), and (E) sell or otherwise dispose of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, PROVIDED that the Net Cash Proceeds of such Dispositions do not exceed $1 million in the aggregate in any twelve-month period and are deposited into the Cash Collateral Account pursuant to Section 2.05(d).

         (d) CHANGE IN NATURE OF BUSINESS. Make, or permit any of their Subsidiaries to make, any change in the nature of its business as carried on at the date hereof.

         (e) LOANS, ADVANCES, INVESTMENTS, ETC. Make or commit or agree to make any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person (including any Excluded Subsidiary), or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) loans and advances by any Loan Party to its Subsidiaries and by such Subsidiaries to such Loan Party, made in the ordinary course of business and constituting Permitted Indebtedness under clause (k) of the definition thereof, (iii) Permitted Investments, (iv) loans and investments evidenced by the Intercompany Notes, (v) loans to employees for relocation expenses in an aggregate outstanding amount not to exceed $500,000 at any time and (vi) other investments not to exceed $500,000 in the aggregate at any time outstanding.

         (f) LEASE OBLIGATIONS. Create, incur or suffer to exist, or permit any of their Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by the Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in Section 7.02(g), and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by the Loan Parties and their Subsidiaries in any Fiscal Year to exceed $5 million.

         (g) CAPITAL EXPENDITURES. Make or commit or agree to make, or permit any of their Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all such Capital Expenditures made by the Loan Parties and their Subsidiaries to exceed: (i) for the Fiscal Year ending April 27, 2002, $14,200,000; and (ii) for the Fiscal Year ending April 26, 2003, $14,200,000;
PROVIDED, HOWEVER, that notwithstanding the foregoing, in no event shall the Capital Expenditures made by the Loan Parties and their Subsidiaries during any fiscal quarter exceed $8,000,000.

         (h) RESTRICTED PAYMENTS. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, (iv) return any of capital to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such or (v) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; PROVIDED, HOWEVER, (i) any Subsidiaries of the Loan Parties may pay dividends or make distributions to the Loan Parties, (ii) the Parent may pay dividends in the form of common Capital Stock, and (iii) the Parent and its Subsidiaries may pay to Hyde Park Holdings, Inc., Clifford Press, Laurence S. Levy and their Affiliates (x) management fees in accordance with the management agreements among such parties so long as the aggregate amount of all such management fees paid by the Parent or any of its Subsidiaries to such Persons shall not exceed $750,000 in the aggregate during any Fiscal Year of the Parent and (y) other compensation (including bonuses but excluding reasonable and customary expense reimbursements) so long as the aggregate amount of all such other compensation paid by the Parent or any of its Subsidiaries to such Persons, when aggregated with all management fees paid to such Persons in accordance with the preceding subclause (x), shall not exceed $2,200,000 in the aggregate during any Fiscal Year of the Parent, PROVIDED that
(A) no management fees shall be made pursuant to subclause (x) of this clause
(iii) if an Event of Default shall have occurred and be continuing or would result from the making of any such payment or, if either immediately before or after giving effect to any such payment, the Revolving Loans and Letter of Credit Obligations exceed the Borrowing Base and (B) any such payment not permitted to be made under the preceding sub-clause (A) may be paid after such Event Default has been cured or waived in writing in accordance with this Agreement if at such time Availability plus the Borrowers' cash on hand exceeds $5,000,000.

         (i) FEDERAL RESERVE REGULATIONS. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loans to be margin loans under the provisions of Regulation T, U or X of the Board.

         (j) TRANSACTIONS WITH AFFILIATES. Except as set forth in Schedule 7.02(j), enter into, renew, extend or be a party to, or permit any of their Subsidiaries to enter into, renew, extend or be a party to any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to the Loan Parties or such Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, (ii) transactions among the Loan Parties, and (iii) the payment of management fees and other compensation, including salaries and bonuses, to Hyde Park Holdings, Inc., Clifford Press, Laurence S. Levy and their Affiliates to the extent permitted in clause (iii) of the proviso to Section 7.02(h).

         (k) LIMITATIONS ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any of Subsidiaries of the Parent (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by the Parent or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to the Parent or any of its Subsidiaries,
(iii) to make loans or advances to the Parent or any of its Subsidiaries or (iv) to transfer any of its property or assets to the Parent or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; PROVIDED, HOWEVER, that nothing in any of clauses (i) through (iv) of this
Section 7.02(k) shall prohibit or restrict:

                 (A) this Agreement and the other Loan Documents;

                 (B) any agreements in effect on the date of this Agreement and described on Schedule 7.02(k), including, without limitation, the Indenture;

                 (C) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

                 (D) in the case of clause (iv) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or

                 (E) in the case of clause (iv) any holder of a Permitted Lien from restricting on customary terms the transfer of any property or assets subject thereto.

         (l) LIMITATION ON ISSUANCE OF CAPITAL STOCK. Permit any Subsidiaries of the Parent to issue or sell or enter into any agreement or arrangement for the issuance and sale of any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants.

         (m) MODIFICATIONS OF INDEBTEDNESS, ORGANIZATIONAL DOCUMENTS AND CERTAIN OTHER AGREEMENTS; ETC. (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any Indebtedness of the Loan Parties or any of their Subsidiaries or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, or would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the issuer of such Indebtedness in any respect, (ii) except for the Obligations, make any voluntary or optional payment, prepayment, redemption defeasance, including fund payment or other acquisition for value of any Indebtedness of the Loan Parties or any of their Subsidiaries (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness, or make any prepayment, redemption defeasance, including fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, or (iii) amend, modify or otherwise change their certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by them, with respect to any of their Capital Stock (including any shareholders' agreement), or enter into any new agreement with respect to any of their Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause
(iii) that either individually or in the aggregate, could not have a Material Adverse Effect.

         (n) INVESTMENT COMPANY ACT OF 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of their Subsidiaries to do any of the foregoing, that would cause them or any of their Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.

         (o) ENVIRONMENTAL. Permit the use, handling, generation, storage, treatment, release or disposal of Hazardous Materials at any property owned or leased by the Loan Parties or any of their Subsidiaries except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

         (p) CERTAIN AGREEMENTS. Agree to any material amendment or other material change to or material waiver of any of its rights under the Indenture Documents or any other Material Contract.

         (q) COMPROMISE OF ACCOUNTS RECEIVABLE. Compromise or adjust any Account Receivable (or extend the time of payment thereof) or grant any discounts, allowances or credits or permit any of its Subsidiaries to do so other than, provided no Default or Event of Default has occurred and is continuing, in the ordinary course of its business; PROVIDED, HOWEVER, in no event shall any such discount, allowance or credit exceed $500,000 in the aggregate and no such extension of the time for payment extend beyond 30 days from the original due date.

     SECTION 7.03 FINANCIAL COVENANTS. So long as any principal of or interest on any Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, the Loan Parties shall not, unless the Required Lenders shall otherwise consent in writing:

         (a) LEVERAGE RATIO. Permit the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA of the Parent and its Subsidiaries as of the end of each period of twelve (12) consecutive Fiscal Months, tested as of the last day of each Fiscal Month set forth below, to be greater than the ratio set forth below opposite such Fiscal Month:

                  FISCAL MONTH                         RATIO
                  ------------                         -----
                  May 2001                             15.0 to 1.0
                  June 2001                            15.0 to 1.0
                  July 2001                            15.0 to 1.0
                  August 2001                          15.0 to 1.0
                  September 2001                       15.0 to 1.0
                  October 2001                         13.5 to 1.0
                  November 2001                        13.5 to 1.0
                  December 2001                        13.0 to 1.0
                  January 2002                         10.0 to 1.0
                  February 2002                        10.0 to 1.0
                  March 2002                           10.0 to 1.0
                  April 2002                           10.0 to 1.0
                  May 2002                             10.0 to 1.0
                  June 2002                            10.0 to 1.0
                  July 2002                            10.0 to 1.0
                  August 2002                          10.0 to 1.0
                  September 2002                       10.0 to 1.0
                  October 2002                         10.0 to 1.0
                  November 2002                        10.0 to 1.0
                  December 2002                        10.0 to 1.0
                  January 2003                         10.0 to 1.0
                  February 2003                        10.0 to 1.0
                  March 2003                           10.0 to 1.0
                  April 2003                           10.0 to 1.0
                  May 2003                             10.0 to 1.0
                  June 2003                            10.0 to 1.0
                  July 2003                            10.0 to 1.0
                  August 2003                          10.0 to 1.0
                  September 2003                       10.0 to 1.0
                  October 2003                         10.0 to 1.0

         (b) TANGIBLE NET WORTH. Permit Consolidated Tangible Net Worth of the Parent and its Subsidiaries at any time to be less than ($150,000,000).

         (c) FIXED CHARGE COVERAGE RATIO. Permit the Fixed Charge Coverage Ratio for each period of twelve (12) consecutive Fiscal Months, tested as of the last day of each Fiscal Month set forth below, to be less than the ratio set forth below opposite such Fiscal Month:

                  FISCAL MONTH                         RATIO
                  ------------                         -----
                  May 2001                             .30 to 1.0
                  June 2001                            .30 to 1.0
                  July 2001                            .30 to 1.0
                  August 2001                          .30 to 1.0
                  September 2001                       .33 to 1.0
                  October 2001                         .33 to 1.0
                  November 2001                        .33 to 1.0
                  December 2001                        .35 to 1.0

                  January 2002                         .40 to 1.0
                  February 2002                        .45 to 1.0
                  March 2002                           .45 to 1.0
                  April 2002                           .50 to 1.0
                  May 2002                             .50 to 1.0
                  June 2002                            .50 to 1.0
                  July 2002                            .50 to 1.0
                  August 2002                          .50 to 1.0
                  September 2002                       .50 to 1.0
                  October 2002                         .50 to 1.0
                  November 2002                        .50 to 1.0
                  December 2002                        .50 to 1.0
                  January 2003                         .50 to 1.0
                  February 2003                        .50 to 1.0
                  March 2003                           .50 to 1.0
                  April 2003                           .50 to 1.0
                  May 2003                             .50 to 1.0
                  June 2003                            .50 to 1.0
                  July 2003                            .50 to 1.0
                  August 2003                          .50 to 1.0
                  September 2003                       .50 to 1.0
                  October 2003                         .50 to 1.0

         (d) CONSOLIDATED EBITDA. Permit Consolidated EBITDA of the Parent and its Subsidiaries at the end of each period of twelve (12) consecutive Fiscal Months ending on the last day of a Fiscal Month set forth below to be less than the amount set forth below opposite such Fiscal Month:

                  FISCAL MONTH                         CONSOLIDATED EBITDA
                  ------------                         -------------------
                  May 2001                             $12,000,000
                  June 2001                            $12,000,000
                  July 2001                            $12,000,000
                  August 2001                          $12,000,000
                  September 2001                       $12,500,000
                  October 2001                         $13,000,000
                  November 2001                        $13,000,000
                  December 2001                        $14,000,000
                  January 2002                         $16,000,000
                  February 2002                        $16,500,000
                  March 2002                           $17,000,000
                  April 2002                           $17,000,000
                  May 2002                             $17,000,000
                  June 2002                            $17,000,000
                  July 2002                            $17,000,000
                  August 2002                          $17,000,000
                  September 2002                       $17,000,000

                  October 2002                         $17,000,000
                  November 2002                        $17,000,000
                  December 2002                        $17,000,000
                  January 2003                         $17,000,000
                  February 2003                        $17,000,000
                  March 2003                           $17,000,000
                  April 2003                           $17,000,000
                  May 2003                             $17,000,000
                  June 2003                            $17,000,000
                  July 2003                            $17,000,000
                  August 2003                          $17,000,000
                  September 2003                       $17,000,000
                  October 2003                         $17,000,000



                                  ARTICLE VIII

                  MANAGEMENT, COLLECTION AND STATUS OF ACCOUNTS
                         RECEIVABLE AND OTHER COLLATERAL

     SECTION 8.01 COLLECTION OF ACCOUNTS RECEIVABLE; MANAGEMENT OF COLLATERAL.
(a) On or prior to the Effective Date, the Borrowers shall assist the Agents in
(i) acquiring control over the Existing Lockboxes or, if requested by the Agents, establishing, and, during the term of this Agreement, maintaining one or more replacement lockboxes in the name of the Administrative Agent and identified on Schedule 8.01 hereto (collectively, the "LOCKBOXES") with the Existing Lockbox Bank or other financial institutions set forth on Schedule 8.01 hereto or such other financial institutions selected by the Borrowers and acceptable to the Agents in their sole discretion (each being referred to as a "LOCKBOX BANK"), and (ii) establishing, and during the term of this Agreement, maintaining accounts (each a "COLLECTION ACCOUNT" and, collectively, the "COLLECTION ACCOUNTS") in the name of the Administrative Agent with each Lockbox Bank. Each Borrower shall irrevocably instruct its Account Debtors, with respect to Accounts Receivable of such Person (and Physical Electronics shall so direct the Specified Joint Venture), to remit all payment to be made by checks or other drafts to the Lockboxes and to remit all payments to be made by wire transfer or by Automated Clearing House, Inc. payments as directed by the Administrative Agent and shall instruct each Lockbox Bank to deposit all amounts received in its Lockbox to the Collection Account at such Lockbox Bank on the day received or, if such day is not a Business Day, on the next succeeding Business Day. Until the Administrative Agent has advised the Parent to the contrary after the occurrence and during the continuance of an Event of Default, the Borrowers may and will enforce, collect and receive all amounts owing on the Accounts Receivable of the Borrowers for the Administrative Agent's benefit and on the Administrative Agent's behalf, but at the Borrowers' joint and several expense; such privilege shall terminate, at the election of any Agent, upon the occurrence and during the continuance of any Event of Default. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by any Borrowers from any Account Debtor, as proceeds from Accounts Receivable of such Borrower, or as proceeds of any other

Collateral, shall be held by such Borrower in trust for the Agents and the Lenders and upon receipt be deposited by such Borrower in original form and no later than the next Business Day after receipt thereof into a Collection Account. The Borrowers shall not commingle such collections with the Borrowers' own funds or the funds of any Subsidiary or Affiliate of any Borrower or with the proceeds of any assets not included in the Collateral. The Administrative Agent shall charge the Loan Account on the last day of each month with two (2) collection days for all such collections. All funds received in the Collection Account during the continuance of a Cash Sweep Event (as hereinafter defined) shall be sent by wire transfer or Automated Clearing House, Inc. payment to the Payment Office to be credited to the Administrative Agent's Account for application at the end of each Business Day to reduce the then principal balance of the Revolving Loans, conditional upon final payment to the Administrative Agent. No checks, drafts or other instrument received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such instruments have actually been collected. As used herein, "Cash Sweep Event" means the occurrence of an Event of Default or the failure of Availability to equal or exceed $7,500,000. In the absence of a Cash Sweep Event, the Borrowers may cause each Lockbox Bank to transfer funds on deposit in the Collection Account into any operating account of the Borrowers.

         (b) After the occurrence and during the continuance of an Event of Default, any Agent may send a notice of assignment and/or notice of the Lenders' security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter the Agents shall have the sole right to collect the Accounts Receivable and/or take possession of the Collateral and the books and records relating thereto. The Borrowers shall not, without prior written consent of the Agents, grant any extension of time of payment of any Account Receivable, compromise or settle any Account Receivable for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon, except, in the absence of a continuing Event of Default, as permitted by Section 7.02(q).

         (c) Each Borrower hereby appoints each Agent or its designee on behalf of such Agent as the Borrower's attorney-in-fact with power exercisable during the continuance of any Event of Default to endorse such Borrower's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable, to sign such Borrower's name on any invoice or bill of lading relating to any of the Accounts Receivable, drafts against Account Debtors with respect to Accounts Receivable, assignments and verifications of Accounts Receivable and notices to Account Debtors with respect to Accounts Receivables, to send verification of Accounts Receivable, and, to notify the Postal Service authorities to change the address for delivery of mail addressed to such Borrower to such address as such Agent may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts or omissions constituting gross negligence or willful misconduct), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans, Reimbursement Obligations, Letter of Credit Obligations and other Obligations under the Loan Documents are paid in full and all of the Loan Documents are terminated.

         (d) Nothing herein contained shall be construed to constitute any Agent as agent of the Borrowers for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts or omissions of the Agents constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts or omissions of the Agents constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by the Borrowers of any of the terms and conditions thereof.

         (e) If any Account Receivable includes a charge for any tax payable to any Governmental Authority, the Agents are hereby authorized (but in no event obligated) in their discretion to pay the amount thereof to the proper taxing authority for the Borrowers' account and to charge the Borrowers therefor. The Borrowers shall notify the Agents if any Account Receivable includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.

         (f) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

     SECTION 8.02 ACCOUNTS RECEIVABLE DOCUMENTATION. The Borrowers will at such intervals as the Agents may require, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agents and furnish such further schedules and/or information as any such Agent may require relating to the Accounts Receivable, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold. In addition, the Borrowers shall notify the Agents of any non-compliance in respect of the representations, warranties and covenants contained in Section 8.03. The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agents and are to be executed and delivered to the Agents from time to time solely for their convenience in maintaining records of the Collateral. The Borrowers' failure to give any of such items to the Agents shall not affect, terminate, modify or otherwise limit the Collateral Agent's Lien on the Collateral. The Borrowers shall not re-date any invoice or sale or make sales on extended dating beyond that customary in the Borrowers' industry, and shall not re-bill any Accounts Receivable without promptly disclosing the same to the Agents and providing the Agents with copy of such re-billing, identifying the same as such. If any Borrower becomes aware of anything materially

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detrimental to any of such Borrower's customers' credit, such Borrower will promptly advise the Agents thereof.

     SECTION 8.03 STATUS OF ACCOUNTS RECEIVABLE AND OTHER COLLATERAL. With respect to Collateral of any Loan Party at the time the Collateral becomes subject to the Collateral Agent's Lien, each Loan Party covenants, represents and warrants: (a) such Loan Party shall be the sole owner, free and clear of all Liens (except for the Liens granted in the favor of the Collateral Agent for the benefit of the Lenders and Permitted Liens), and fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (b) except to the extent such Account Receivable is excluded from the Borrowing Base, each Account Receivable shall be a good and valid account representing an undisputed bona fide indebtedness incurred or an amount indisputably owed by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to any absolute sale and delivery upon the specified terms of goods sold or services rendered by the such Loan Party; (c) except to the extent such Account Receivable is excluded from the Borrowing Base, no Account Receivable shall be subject to any defense, offset, counterclaim, discount or allowance except as may be stated in the invoice relating thereto, discounts and allowances as may be customary in such Loan Party's business and as otherwise disclosed to the Agents, and each Account Receivable will be paid within 60 days of the date when due; (d) none of the transactions underlying or giving rise to any Account Receivable shall violate any applicable state or federal laws or regulations, and all documents relating thereto shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; (e) no agreement under which any deduction or offset of any kind, other than normal trade discounts, may be granted or shall have been made by such Loan Party at or before the time such Accounts Receivable is created; (f) all agreements, instruments and other documents relating to any Account Receivable shall be true and correct and in all material respects what they purport to be; (g) all signatures and endorsements that appear on all material agreements, instruments and other documents relating to Account Receivable shall be genuine and all signatories and endorsers shall have full capacity to contract; (h) such Loan Party shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agents shall reasonably require; (i) such Loan Party shall immediately notify the Agents if any Account Receivable arises out of contracts with the United States or any department, agency, or instrumentality thereof and will execute any instruments and take any steps required by the Agents in order that all monies due or to become due under any such contract shall be assigned to the Collateral Agent and notice thereof given to the United States Government under the Federal Assignment of Claims Act; (j) such Loan Party will, immediately upon learning thereof, report to the Agents any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters affecting the value, enforceability or collectibility of any of the Collateral; (k) if any amount payable under or in connection with any Account Receivable is evidenced by a promissory note or other instrument, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the Collateral Agent for the benefit of the Lenders as additional Collateral; (l) such Loan Party shall not re-date any invoice or sale or make sales on extended dating beyond that which is customary in the ordinary course of its business and in the industry; (m) such Loan Party shall conduct a physical count of its Inventory at such intervals as the Collateral Agent may request and such Loan Party shall promptly supply the Agents with a copy of such count accompanied by a report of the value (based on the lower of cost (on a first in first out basis) and market value) of such Inventory; and (n) such Loan Party is not and shall not be entitled to pledge the Agents' or the Lenders' credit on any purchases or for any purpose whatsoever.

     SECTION 8.04 COLLATERAL CUSTODIAN. Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent who shall have full authority to do all acts necessary to protect the Agents' and the Lenders' interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.

                                   ARTICLE IX

                                EVENTS OF DEFAULT

     SECTION 9.01 EVENTS OF DEFAULT. If any of the following Events of Default shall occur and be continuing:

         (a) the Borrowers shall fail to pay (i) any principal of any Loan, any Collateral Agent Advance or any Reimbursement Obligation when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or
(ii) any interest, fee, indemnity or other amount payable under this Agreement or any other Loan Document when due and, in the case of this clause (ii), such failure remains uncured for a period of three days;

         (b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to the Agents, the L/C Issuer or the Lenders pursuant to any Loan Document shall have been incorrect in any material respect when deemed made;

         (c) (i) any Loan Party shall fail to perform or comply with any covenant or agreement contained in Article VII or Article VIII, or (ii) any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 5 of any Security Agreement to which it is a party, Section 6 of any Pledge Agreement to which it is a party or Section 5 of any Mortgage to which it is a party;

         (d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by the Collateral Agent to such Loan Party;


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


         (e) any Loan Party shall fail to pay any principal of or interest on any of its Indebtedness (excluding Indebtedness evidenced by the Notes) in excess of $500,000, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof;

         (f) any Loan Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

         (g) any proceeding shall be instituted against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

         (h) any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

         (i) any Security Agreement, Pledge Agreement or Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Lenders on any Collateral purported to be covered thereby;

         (j) one or more judgments or orders for the payment of money exceeding $500,000 in the aggregate in excess of any applicable insurance coverage (but only to the extent the insurer has acknowledged in writing its liability therefor) shall be rendered against any Loan Party and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; PROVIDED, HOWEVER, that any such judgment or order shall not give rise to an Event of Default under this subsection (j) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order;

         (k) any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal any Loan Party or such ERISA Affiliate incurs a withdrawal liability in an annual amount exceeding $500,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof such Loan Party's, or such ERISA Affiliate's annual contribution requirement with respect to such Multiemployer Plan increases in an annual amount exceeding $500,000;

         (l) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by the Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan's vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $500,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064,
4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount);

         (m) a Change of Control shall have occurred; or

         (n) an event or development occurs which has a Material Adverse Effect;

then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Parent, (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, (ii) declare all Loans and Reimbursement Obligations then outstanding to be due and payable, whereupon the aggregate principal of such Loans and Reimbursement Obligations, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; PROVIDED, HOWEVER, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, the Commitments shall automatically terminate and the Loans and Reimbursement Obligations then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party. Upon demand by the Administrative Agent after the occurrence and during the continuation of any Event of Default, the Borrowers shall deposit with the Administrative Agent with respect to each Letter of Credit then outstanding cash in an amount equal to the greatest amount for which such Letter of Credit may be drawn. Such deposits shall be held by the Administrative Agent in a joint non-interest bearing account maintained at the Payment Office of the Administrative Agent as security for, and to provide for the payment of, the Letter of Credit Obligations.

                                   ARTICLE X

                                     AGENTS

     SECTION 10.01 APPOINTMENT. Each Lender (and each subsequent holder of any Note by its acceptance thereof) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Notes outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, PROVIDED that the Agents shall not have any liability to the Lenders for the Agents' inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this

Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Notes), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all holders of Notes; PROVIDED, HOWEVER, that the L/C Issuer shall not be required to refuse to honor a drawing under any Letter of Credit and the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any Loan Document or applicable law.

     SECTION 10.02 NATURE OF DUTIES. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the initial Loan hereunder or at any time or times thereafter, PROVIDED that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any Loan Document. If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

     SECTION 10.03 RIGHTS, EXCULPATION, ETC. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Note as the holder thereof until the Agents receive written notice of the assignment or transfer thereof, pursuant to Section 12.07, signed by such payee and in form satisfactory to the Agent; (ii) may consult with legal counsel (including, without limitation, counsel to such Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and
(vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Sections 2.05 and 4.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement, the Notes, or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

     SECTION 10.04 RELIANCE. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

     SECTION 10.05 INDEMNIFICATION. To the extent that any Agent is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify such Agent and the L/C Issuer from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent or the L/C Issuer in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by such Agent or the L/C Issuer under this Agreement or any of the Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; PROVIDED, HOWEVER, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such resulted from any Agent's or the L/C Issuer's gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

     SECTION 10.06 AGENTS INDIVIDUALLY. With respect to its Pro Rata Share of the Total Commitment hereunder, the Loans made by it and the Notes issued to or held by it, each

         Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or holder of a Note. The terms "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrowers as if it were not acting as an Agent pursuant hereto without any duty to account to the Lenders.

     SECTION 10.07 SUCCESSOR AGENT. (a) Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) Business Days prior written notice to the Parent and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and
(c) below or as otherwise provided below.

         (b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent who, in the absence of a continuing Event of Default, shall be reasonably satisfactory to the Borrowers. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent's resignation hereunder as the Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

         (c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of the other Agent and, if an Event of Default is not continuing, the Parent, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Required Lenders, with the consent of other Agent and, if an Event of Default is not continuing, the Parent, appoint a successor Agent as provided above.

     SECTION 10.08 COLLATERAL MATTERS.

         (a) The Collateral Agent may from time to time, make such disbursements and advances ("COLLATERAL AGENT ADVANCES") which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans, Reimbursement Obligations, Letter of Credit Obligations and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral. The Collateral Agent Advances shall constitute Obligations hereunder. The Collateral Agent shall notify each Lender and the Parent in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender the Collateral Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.

         (b) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitments and payment and satisfaction of all Loans, Reimbursement Obligations, Letter of Credit Obligations, and all other Obligations which have matured and which the Collateral Agent has been notified in writing are then due and payable; or the Disposition of property in compliance with the terms of Section 7.02(c) of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

         (c) Without in any manner limiting the Collateral Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Lenders upon such Collateral; PROVIDED, HOWEVER, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

         (d) The Collateral Agent shall have no obligation whatsoever to any Lenders to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent's own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender.

     SECTION 10.09 COLLATERAL SUB-AGENTS. Each Lender and the Administrative Agent, by its execution and delivery of this Agreement (or any joinder hereto or any Assignment hereunder), agrees that, in the event it shall hold any monies or other investments on account of the Borrowers or any other Loan Party, such monies or other investments shall be held in the name and under the control of such Lender or the Administrative Agent (as applicable), and such Lender or the Administrative Agent (as applicable) shall hold such monies or other investments as a collateral sub-agent for the Collateral Agent under this Agreement and the other Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

                                   ARTICLE XI

                                    GUARANTY

     SECTION 11.01 GUARANTY; LIMITATION OF LIABILITY. The Guarantors, jointly and severally, hereby unconditionally and irrevocably guarantee the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrowers now or hereafter existing under any Loan Document, whether for principal, interest, fees, expenses or otherwise (such obligations, to the extent not paid by the Borrowers, being the "GUARANTEED OBLIGATIONS"), and agree to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents, the Lenders and the L/C Issuer in enforcing any rights under the guaranty set forth in this Article. Without limiting the generality of the foregoing, the Guarantors' joint and several liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Agents, the Lenders and the L/C Issuer under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrowers.

     SECTION 11.02 GUARANTY ABSOLUTE. The Guarantors, jointly and severally, guarantee that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents, the Lenders or the L/C Issuer with respect thereto. The joint and several obligations of the Guarantors under this Article are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce such obligations, irrespective of whether any action is brought against the Borrowers or any other Guarantor or whether any Borrower is joined in any such action or actions. The liability of each Guarantor under this Article shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

         (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

         (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrowers or otherwise;

         (c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

         (d) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Borrower; or

         (e) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agents, the Lenders or the L/C Issuer that might otherwise constitute a defense available to, or a discharge of, any Guarantor or Borrower or any other guarantor or surety.

     This Article shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrowers or otherwise, all as though such payment had not been made.

     SECTION 11.03 WAIVER. The Guarantors hereby waive promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article and any requirement that the Agents, the Lenders or the L/C Issuer exhaust any right or take any action against the Borrowers or any other Person or any collateral. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. The Guarantors hereby waive any right to revoke this Article, and acknowledges that this Article is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

     SECTION 11.04 CONTINUING GUARANTY; ASSIGNMENTS. This Article is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Article and (ii) the Revolving Credit Termination Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents, the Lenders and the L/C Issuer and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Revolving Credit Commitment, the Loans, the Reimbursement Obligations and the Letter of Credit Obligations owing to it and any Revolving Credit Note held by
it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

     SECTION 11.05 SUBROGATION. None of the Guarantors will exercise any rights that such Guarantor may now or hereafter acquire against any Borrower or any other Guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this Article, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents and the Lenders against the Borrowers or such other Guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrowers or any other Guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Article shall have been paid in full in cash and the Final Maturity Date shall have occurred. If any amount shall be paid to a Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article and the Final Maturity Date, such amount shall be held in trust for the benefit of the Agents and the Lenders and shall forthwith be paid to the Agents and the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Article thereafter arising. If (i) the Guarantors shall make payment to the Agents and the Lenders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Agents and the Lenders will, at the Guarantors' request and expense, execute and deliver to the Guarantors appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantors of an interest in the Guaranteed Obligations resulting from such payment by the Guarantors.

                                  ARTICLE XII

                                  MISCELLANEOUS

SECTION 12.01 NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

                  High Voltage Engineering Corporation
                  401 Edgewater Park,
                  Suite 680
                  Wakefield, MA 01880
                  Attention:  Joseph W. McHugh, Jr.,
                              Chief Financial Officer
                  Telephone:  (781) 224-1001 Ext. 102
                  Telecopier:  (781) 224-1011
                  with a copy to:

                  Bingham Dana LLP
                  150 Federal Street
                  Boston, MA 02110
                  Attention: Sula R. Fiszman, Esq.
                  Telephone:  (617) 951-8443
                  Telecopier:  (617) 951-8736

                  if to the Administrative Agent, to it at the following address:

                  Ableco Finance LLC
                  450 Park Avenue
                  28th Floor
                  New York, NY  10022
                  Attention:  Tim Fording
                  Telephone:  (212) 891-2147
                  Telecopier:  (212) 909-1421

                  with a copy to:

                  Schulte Roth & Zabel LLP
                  919 Third Avenue
                  New York, NY  10022
                  Attention:  Frederic L. Ragucci, Esq.
                  Telephone:  (212) 756-2000
                  Telecopier:  (212) 593-5955

                  if to the Collateral Agent, to it at the following address:

                  Ableco Finance LLC
                  450 Park Avenue
                  28th Floor
                  New York, NY  10022
                  Attention:  Tim Fording
                  Telephone:  (212) 891-2147
                  Telecopier:  (212) 909-1421
                  with a copy to:

                  Schulte Roth & Zabel LLP
                  919 Third Avenue
                  New York, NY  10022
                  Attention:  Frederic L. Ragucci, Esq.
                  Telephone:  (212) 756-2000
                  Telecopier:  (212) 593-5955

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective, (i) if mailed, when received or three days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to any Agent or the L/C Issuer pursuant to Articles II and III shall not be effective until received by such Agent or the L/C Issuer, as the case may be.

     SECTION 12.02 AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or any Revolving Credit Note, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agents with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given PROVIDED, HOWEVER, that no amendment, waiver or consent shall (i) increase the Revolving Credit Commitment of any Lender, reduce the principal of, or interest on, the Loans or the Reimbursement Obligations payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Loans or Letter of Credit Obligations payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Revolving Credit Commitment without the written consent of each Lender, (iii) change the percentage of the Revolving Credit Commitment or of the aggregate unpaid principal amount of the Revolving Credit Note that is required for the Lenders or any of them to take any action hereunder, (iv) amend the definition of "Required Lenders" or "Pro Rata Share", (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents) or subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Lenders, or release the Borrowers or any Guarantor, (vi) amend, modify or waive Section 4.04 or this Section 12.02, or
(vii) amend the definition of "Eligible Inventory" or "Borrowing Base", in each case without the written consent of each Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

     SECTION 12.03 NO WAIVER; REMEDIES, ETC. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

     SECTION 12.04 EXPENSES; TAXES; ATTORNEYS' FEES. The Borrowers will pay on demand, all costs and expenses incurred by or on behalf of the Agents (and, in the case of clauses (c) through (m) below, the Lenders), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for the Agents (and, in the case of clauses (c) through (m) below, the Lenders), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searching, environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents, pursuant to Section 7.01(b), Section 7.01(m) or Section 7.01(o) or the review of any of the agreements, instruments and documents referred to in such Sections), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against the Agents or the Lenders by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents' or the Lenders' claims against the Borrowers and each other Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by the Agents or the Lenders, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from the Borrowers or any other Loan Party, (j) the receipt by the Agents or the Lenders of any advice from professionals with respect to any of the foregoing, (k) all liabilities and costs arising from or in connection with the past, present or future operations of the Borrowers and each other Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (l) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of the Borrowers and any other Loan Party, or (m) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrowers agree to save the Agents and the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement, and (z) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of the such Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers.

     SECTION 12.05 RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, any Lender may, and is hereby authorized to, at any time and from time to time, without notice to the Borrowers (any such notice being expressly waived by the Borrowers) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrowers against any and all obligations of either now or hereafter existing under any Loan Document, irrespective of whether or not such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each Lender agrees to notify the Parent promptly after any such set-off and application made by such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application.

     SECTION 12.06 SEVERABILITY. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 12.07 ASSIGNMENTS AND PARTICIPATIONS. (a) This Agreement and the Notes shall be binding upon and inure to the benefit of the Borrowers and the other Loan Parties and each Agent and each Lender and their respective successors and assigns; PROVIDED, however, that each of the Borrowers and the other Loan Parties may not assign or transfer any of their rights hereunder, or under the Notes, without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.

         (b) Each Lender may assign to one or more of its Affiliates or any fund or account managed by such Lender, to another Lender or, with the written consent of the Collateral Agent, other lenders or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Loans made by it, the Notes held by it and its Pro Rata Share of Letter of Credit Obligations); PROVIDED, HOWEVER, that (1) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender's Commitment), (except such minimum amount shall not apply to any Affiliate of a Lender or any fund or account managed by a Lender) and (2) the parties to each such assignment shall execute and deliver to the Collateral Agent, for its acceptance, an Assignment and Acceptance, together with any Note subject to such assignment, and such parties shall deliver to the Collateral Agent a processing and recordation fee of $5,000 (except the payment of such fee shall not be required if the assignee is an Affiliate of a Lender or to any fund or account managed by a Lender). Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (x) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

             (i) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (A) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (B) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Loan Parties or any of their Subsidiaries or the performance or observance by the Loan Parties of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto; (C) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (D) such assignee will, independently and without reliance upon the Assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (E) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto; and (F) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

             (ii) The Collateral Agent shall maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans and Letter of Credit Obligations owing to each Lender from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Parent and any Lender at any reasonable time and from time to time upon reasonable prior notice.

             (iii) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with the Notes subject to such assignment, the Collateral Agent shall, if the Collateral Agent consents to such assignment and if such Assignment and Acceptance has been completed (A) accept such Assignment and Acceptance, (B) give prompt notice thereof to the Parent (except no such notice shall be required if the assignee is an Affiliate of the assigning Lender or a fund or account managed by such Lender), (C) record the information contained therein in the Register, and (D) prepare and distribute to each Lender and the Parent a revised Schedule 1.01(A) hereto after giving effect to such assignment, which revised Schedule 1.01(A) shall replace the prior Schedule 1.01(A) and become part of this Agreement (except no such revised Schedule 1.01(A) shall be distributed if the assignee is an Affiliate of the assigning Lender or a fund or account managed by such Lender).

             (iv) A Registered Loan (and the Registered Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Registered Note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the Registered Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Registered Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the Registered Note, if any evidencing the same), the Agents shall treat the Person in whose name such Loan (and the Registered Note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

             (v) In the event that any Lender sells participations in the Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the "PARTICIPANT REGISTER"). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Note shall expressly so provide). Any participation of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

             (vi) Any foreign Person who purchases or is assigned or participates in any portion of such Loan shall provide the Agents (in the case of a purchase or assignment) or the Lender (in the case of a participation) with a completed Internal Revenue Service Form W-8 (Certificate of Foreign Status) or a substantially similar form for such purchaser, participant or any other affiliate who is a holder of beneficial interests in the Loan.

         (c) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Loans made by it and its Pro Rate Share of the Letter of Credit Obligations); PROVIDED, that (i) such Lender's obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the

Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents, and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans or Letter of Credit Obligations, or (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or the Borrowers or any Guarantor (except as set forth in Section 10.08 of this Agreement or any Loan Document).

     SECTION 12.08 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

     SECTION 12.09 GOVERNING LAW. THIS AGREEMENT, THE NoteS AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

     SECTION 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPT IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH LOAN PARTY AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS OR THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST EACH LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT EACH LOAN PARTY HAS OR HEREAFTER MAY

ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     SECTION 12.11 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, THE AGENTS AND THE LENDERS HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, THE NoteS OR OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS ENTERING INTO THIS AGREEMENT.

     SECTION 12.12 CONSENT BY THE AGENTS AND LENDERS. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "ACTION") of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which the Borrowers and any other Loan Party are parties and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

     SECTION 12.13 NO PARTY DEEMED DRAFTER. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

     SECTION 12.14 REINSTATEMENT; CERTAIN PAYMENTS. If any claim is ever made upon any Agent, any Lender or the L/C Issuer for repayment or recovery of any amount or amounts received by such Agent, such Lender or the L/C Issuer in payment or on account of any of the Obligations, such Agent, such Lender or the L/C Issuer shall give prompt notice of such claim to each other Agent and Lender and the Parent, and if such Agent, such Lender or the L/C Issuer repays all or part of such amount by reason of (i) any judgment, decree or order of any court or Administrative body having jurisdiction over such Agent, such Lender or the L/C Issuer or any of their property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent, such Lender or the L/C Issuer with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Note or other instrument evidencing the Obligations or the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent, such Lender or the L/C Issuer hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent, such Lender or the L/C Issuer.

     SECTION 12.15 INDEMNIFICATION. In addition to each Loan Party's other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent, each Lender, the L/C Issuer and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the "INDEMNITEES") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent's or any Lender's furnishing of funds to the Borrowers or the L/C Issuer's issuing of Letters of Credit for the account of the Borrowers under this Agreement, including, without limitation, the management of any such Loans, the Reimbursement Obligations or the Letter of Credit Obligations, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "INDEMNIFIED MATTERS"); PROVIDED, HOWEVER, that the Loan Parties shall not have any obligation to any Indemnitee under this
Section 12.15 for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction. Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. This Indemnity shall survive the repayment of the Obligations and the discharge of the Liens granted under the Loan Documents.

     SECTION 12.16 PARENT AS AGENT FOR BORROWERS. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for the Borrowers (i) to provide the Agents with all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Parent deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the

Borrowers as a result thereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Agents and the Lenders to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any of the Borrowers or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of the Borrowers as herein provided, (b) the Agents and the Lenders relying on any instructions of the Parent, or (c) any other action taken by the Agents or any Lender hereunder or under the other Loan Documents.

     SECTION 12.17 JOINT AND SEVERAL. The obligations of the Loan Parties hereunder are joint and several. The Agents may, in their sole and absolute discretion, enforce the provisions hereof against one or more of the Loan Parties and shall not be required to proceed against all of the Loan Parties jointly or seek payment from the Loan Parties ratably. In addition, the Collateral Agent may, in its sole and absolute discretion, select the Collateral of one or more of the Loan Parties for sale or application to the Obligations, without regard to the ownership of such Collateral, and shall not be required to make such selection ratably from the Collateral owned by any Loan Parties. The release or discharge of any Loan Party by the Collateral Agent shall not release or discharge any other Loan Party from the obligations of such Person hereunder.

     SECTION 12.18 RECORDS. The unpaid principal of and interest on the Notes, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the Closing Fee, Loan Servicing Fee, the Anniversary Fee, the Unused Line Fee, the Letter of Credit Fee and the Field Examination Fees, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

     SECTION 12.19 BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrowers, the Guarantors, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Guarantors, each Agent and each Lender, and their respective successors and assigns, except that neither the Borrowers nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

     SECTION 12.20 CONFIDENTIALITY. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), PROVIDED that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any Agent or any Lender, (iii) to examiners, auditors, accountants or Securitization Parties, (iv) in connection with any litigation to which any Agent or any Lender is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.20. Each Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; PROVIDED that the each Loan Party acknowledges that each Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

     SECTION 12.21 INTEREST. It is the intention of the parties hereto that the Agents and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to the Agents or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to the Agents or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to the Agents or any Lender that is contracted for, taken, reserved, charged or received by the Agents or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by the Agents or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Agents or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Agents or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by the Agents or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Agents or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Agents or such Lender to the Borrowers). All sums paid or agreed to be paid to the Agents or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Agents or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at anytime and from time to time (i) the amount of interest payable to the Agents or any Lender on any date shall be computed at the Highest Lawful Rate applicable to the Agents or such Lender pursuant to this Section 12.21 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Agents or such Lender would be less than the amount of interest payable to the Agents or such Lender computed at the Highest Lawful Rate applicable to the Agents or such Lender, then the amount of interest payable to the Agents or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to the Agents or such Lender until the total amount of interest payable to the Agents or such Lender shall equal the total amount of interest which would have been payable to the Agents or such Lender if the total amount of interest had been computed without giving effect to this Section 12.21.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                            BORROWERS:

                            HIGH VOLTAGE ENGINEERING CORPORATION



                            By:
                                ------------------------------------------
                                 Name:
                                 Title:



                            MAXIMA TECHNOLOGIES, INC.



                            By:
                                ------------------------------------------
                                 Name:
                                 Title:


                            STEWART WARNER INSTRUMENT CORPORATION



                            By:
                                ------------------------------------------
                                 Name:
                                 Title:


                            ROBICON CORPORATION



                            By:
                                ------------------------------------------
                                 Name:
                                 Title:


                            PHYSICAL ELECTRONICS, INC.



                            By:
                                ------------------------------------------
                                 Name:
                                 Title:

                            VIVIRAD - HIGH VOLTAGE CORPORATION



                            By:
                                ------------------------------------------
                                 Name:
                                 Title:


                            CHARLES EVANS & ASSOCIATES



                            By:
                                ------------------------------------------
                                 Name:
                                 Title:


                            GUARANTORS:


                            HIVEC HOLDINGS, INC.



                            By:
                                ------------------------------------------
                                 Name:
                                 Title:


                            COLLATERAL AGENT, ADMINISTRATIVE AGENT AND LENDER:
                            -------------------------------------------------

                            ABLECO FINANCE LLC

                            By:
                                ------------------------------------------
                                 Name:
                                 Title:

                                SCHEDULE 1.01(A)


                        LENDERS AND LENDERS' COMMITMENTS


Lender                                     Revolving Credit Commitment
----------------------------------   -------------------------------------
Ableco Finance LLC                      $25,000,000

             Total:                     $25,000,000

                              AMENDED AND RESTATED

                               FINANCING AGREEMENT

                            Dated as of June 19, 2001

                                  by and among

                      HIGH VOLTAGE ENGINEERING CORPORATION,

                           MAXIMA TECHNOLOGIES, INC.,

                     STEWART WARNER INSTRUMENT CORPORATION,

                              ROBICON CORPORATION,

                       VIVIRAD - HIGH VOLTAGE CORPORATION,

                           PHYSICAL ELECTRONICS, INC.,

                                       and

                           CHARLES EVANS & ASSOCIATES
                                  as Borrowers,

               CERTAIN SUBSIDIARIES OF THE BORROWERS PARTY HERETO,
                                 as Guarantors,

           THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
                                   as Lenders,

                               ABLECO FINANCE LLC,
                              as Collateral Agent,

                                       and

                               ABLECO FINANCE LLC,
                             as Administrative Agent

                                TABLE OF CONTENTS

                                                                                                 PAGE

Article I DEFINITIONS; CERTAIN TERMS................................................................2
         Section 1.01      Definitions..............................................................2
         Section 1.02      Terms Generally.........................................................27
         Section 1.03      Accounting and Other Terms..............................................28
         Section 1.04      Time References.........................................................28

Article II THE LOANS...............................................................................28
         Section 2.01      Commitments.............................................................28
         Section 2.02      Making the Loans........................................................29
         Section 2.03      Revolving Credit Note; Repayment of Loans...............................32
         Section 2.04      Interest................................................................32
         Section 2.05      Reduction of Revolving Credit Commitment; Prepayment of Loans...........33
         Section 2.06      Fees....................................................................35
         Section 2.07      Securitization..........................................................36
         Section 2.08      Taxes...................................................................36

Article III LETTERS OF CREDIT......................................................................38
         Section 3.01      Letter of Credit Guaranty...............................................38
         Section 3.02      Participations..........................................................40
         Section 3.03      Letters of Credit.......................................................41

Article IV FEES, PAYMENTS AND OTHER COMPENSATION...................................................42
         Section 4.01      Audit and Collateral Monitoring Fees....................................42
         Section 4.02      Payments; Computations and Statements...................................42
         Section 4.03      Sharing of Payments, Etc................................................43
         Section 4.04      Apportionment of Payments...............................................43
         Section 4.05      Increased Costs and Reduced Return......................................44
         Section 4.06      Joint and Several Liability of the Borrowers............................45

Article V CONDITIONS TO LOANS......................................................................46
         Section 5.01      Conditions Precedent to Effectiveness...................................46
         Section 5.02      Conditions Precedent to all Loans and Letters of Credit.................51

Article VI REPRESENTATIONS AND WARRANTIES..........................................................52
         Section 6.01      Representations and Warranties..........................................52

Article VII COVENANTS OF THE BORROWER..............................................................59
         Section 7.01      Affirmative Covenants...................................................59
         Section 7.02      Negative Covenants......................................................68
         Section 7.03      Financial Covenants.....................................................73

Article VIII MANAGEMENT, COLLECTION AND STATUS OF ACCOUNTS  RECEIVABLE AND OTHER COLLATERAL........76
         Section 8.01      Collection of Accounts Receivable; Management of Collateral.............76
         Section 8.02      Accounts Receivable Documentation.......................................78
         Section 8.03      Status of Accounts Receivable and Other Collateral......................79
         Section 8.04      Collateral Custodian....................................................80


                                      -ii-




Article IX EVENTS OF DEFAULT.......................................................................80
         Section 9.01      Events of Default.......................................................80

Article X AGENTS  83
         Section 10.01     Appointment.............................................................83
         Section 10.02     Nature of Duties........................................................84
         Section 10.03     Rights, Exculpation, Etc................................................84
         Section 10.04     Reliance................................................................85
         Section 10.05     Indemnification.........................................................85
         Section 10.06     Agents Individually.....................................................85
         Section 10.07     Successor Agent.........................................................86
         Section 10.08     Collateral Matters......................................................86
         Section 10.09     Collateral Sub-Agents...................................................88

Article XI GUARANTY................................................................................88
         Section 11.01     Guaranty; Limitation of Liability.......................................88
         Section 11.02     Guaranty Absolute.......................................................88
         Section 11.03     Waiver..................................................................89
         Section 11.04     Continuing Guaranty; Assignments........................................89
         Section 11.05     Subrogation.............................................................89

Article XII MISCELLANEOUS..........................................................................90
         Section 12.01     Notices, Etc............................................................90
         Section 12.02     Amendments, Etc.........................................................92
         Section 12.03     No Waiver; Remedies, Etc................................................92
         Section 12.04     Expenses; Taxes; Attorneys' Fees........................................93
         Section 12.05     Right of Set-off........................................................94
         Section 12.06     Severability............................................................94
         Section 12.07     Assignments and Participations..........................................94
         Section 12.08     Counterparts............................................................97
         Section 12.09     GOVERNING LAW...........................................................97
         Section 12.10     CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE...................97
         Section 12.11     WAIVER OF JURY TRIAL, ETC...............................................98
         Section 12.12     Consent by the Agents and Lenders.......................................98
         Section 12.13     No Party Deemed Drafter.................................................98
         Section 12.14     Reinstatement; Certain Payments.........................................98
         Section 12.15     Indemnification.........................................................99
         Section 12.16     Parent as Agent for Borrowers...........................................99
         Section 12.17     Joint and Several......................................................100
         Section 12.18     Records................................................................100
         Section 12.19     Binding Effect.........................................................100
         Section 12.20     Confidentiality........................................................100
         Section 12.21     Interest...............................................................101

Schedule 1.01(A)     Lenders and Lenders' Commitments
Schedule 1.01(B)     Exclusions From Consolidated EBITDA
Schedule 1.01(C)     Permitted Holders
Schedule 1.01(D)     Fiscal Months
Schedule 1.01(E)     Certain Material Contracts
Schedule 6.01(e)     Subsidiaries
Schedule 6.01(f)     Litigation Schedule 6.01(i) ERISA
Schedule 6.01(o)     Real Property
Schedule 6.01(q)(i)  Existing Letters of Credit
Schedule 6.01(q)(ii) Fleet Letters of Credit
Schedule 6.01(r)     Operating Leases
Schedule 6.01(s)     Environmental Matters
Schedule 6.01(t)     Insurance
Schedule 6.01(w)     Bank Accounts
Schedule 6.01(x)     Intellectual Property
Schedule 6.01(y)     Material Contracts
Schedule 6.01(ee)    Inventory Locations; Place of Business; Chief Executive
                     Office
Schedule 6.01(ff)    Tradenames
Schedule 7.01(l)     Collateral Locations
Schedule 7.01(m)     Specified Locations and Release Amounts
Schedule 7.02(a)     Existing Liens
Schedule 7.02(b)     Existing Indebtedness
Schedule 7.02(e)     Existing Investments
Schedule 7.02(j)     Existing Affiliate Transactions
Schedule 7.02(k)     Existing Limitations on Dividends and Other Payment
                     Restrictions
Schedule 8.01        Lockboxes

Exhibit A            Form of Revolving Credit Note
Exhibit B            Form of Guaranty
Exhibit C            Form of Amendatory Agreement
Exhibit D-1          Form of Notice of Borrowing (Initial Loans)
Exhibit D-2          Form of Notice of Borrowing
Exhibit E            Form of Borrowing Base Certificate
Exhibit F            Form of Opinion of Counsel
Exhibit G            Form of Letter of Credit Application
Exhibit H            Form of Assignment and Acceptance
Exhibit I            Form of Amendment No. 1 to Contribution Agreement



                                      -iv-